As filed with the Securities and Exchange Commission on October 31, 2003
                                            Registration Statement No. 333-
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ____________________

         TXU CORP.                            TEXAS                      75-2669310
(Exact name of registrant as     (State or other jurisdiction of      (I.R.S. Employer
  specified in its charter)       incorporation or organization)     Identification No.)

             1601 Bryan Street, Dallas, Texas 75201, (214) 812-4600
    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

     PETER B. TINKHAM, Esq.                      ERIC H. PETERSON, Esq.
Secretary and Assistant Treasurer               Executive Vice President
            TXU Corp.                              and General Counsel
        1601 Bryan Street                               TXU Corp.
        Dallas, Texas 75201                         1601 Bryan Street
         (214) 812-4600                            Dallas, Texas 75201
                                                     (214) 812-4600

    ROBERT A. WOOLDRIDGE, Esq.                 ROBERT J. REGER, JR., Esq.
      Hunton & Williams LLP                     Thelen Reid & Priest LLP
        1601 Bryan Street                           875 Third Avenue
       Dallas, Texas 75201                      New York, New York 10022
          (214) 979-3000                             (212) 603-2000
        (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                              _____________________

    It is respectfully requested that the Securities and Exchange Commission also send copies of all notices, orders and communications to:
                              LUCAS F. TORRES, Esq.
                            Pillsbury & Winthrop LLP
                             One Battery Park Plaza
                            New York, New York 10004
                                 (212) 858-1000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions and other factors.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                              _____________________

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE           OFFERING PRICE          AGGREGATE            AMOUNT OF
        TO BE REGISTERED                 REGISTERED             PER UNIT (b)       OFFERING PRICE (c)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Floating Rate Convertible             $525,500,000 (a)              100%              $525,500,000         $42,513 (d)
Senior Notes due 2033
------------------------------------------------------------------------------------------------------------------------
Common Stock, without par value     15,202,137 Shares (e)           N/A                  N/A                 N/A (f)
------------------------------------------------------------------------------------------------------------------------
Right to Purchase Series A          15,202,137 Rights (g)           N/A                  N/A                   N/A
Preference Stock
========================================================================================================================

(a) Represents the aggregate principal amount of the notes that were originally issued by TXU Corp in a private placement in July 2003.
(b) Equals the actual issue price of the aggregate principal amount of the notes being registered.
(c) Estimated for the sole purpose of determining the registration fee based on Rule 457 under the Securities Act of 1933, as amended. (d) Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the total registration fee of $42,513 currently due is offset in full by $42,513 of the $79,200 registration fee previously paid by TXU Australia Holdings (Partnership) Limited Partnership (TXU Australia), a wholly owned indirect subsidiary of TXU Corp, in connection with the initial filing on May 5, 2000 of TXU Australia's registration statement on Form S-1, File No. 333-36484, which was withdrawn on July 16, 2003 with none of the securities registered thereunder having been sold.
(e) Reflects the number of shares of TXU Corp. common stock issuable upon conversion of the notes being registered hereunder at the initial rate of
     28.9289 common shares per $1,000 principal amount of the notes under certain conditions specified herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also registers such additional number of shares of TXU Corp. common stock as may become deliverable upon conversion of the notes to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(f) No separate consideration will be received for the shares of TXU Corp. common stock issuable upon conversion of the notes; therefore, no additional registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933, as amended.
(g) The rights to purchase TXU Corp. Series A Preference Stock are attached to and will trade with the shares of TXU Corp.'s common stock. The value attributable to the right to purchase the Series A Preference Stock, if any, is reflected in the market price of the shares of TXU Corp. common stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION, DATED OCTOBER 31, 2003

PROSPECTUS

                                  $525,500,000

                                    TXU CORP.

               FLOATING RATE CONVERTIBLE SENIOR NOTES DUE 2033 AND
SHARES OF COMMON STOCK (WITHOUT PAR VALUE) ISSUABLE UPON CONVERSION OF THE NOTES

     TXU Corp. issued $525,500,000 of its Floating Rate Convertible Senior Notes due 2033, which TXU Corp. refers to in this prospectus as the "notes," in a private placement in July 2003. Selling securityholders identified in this prospectus may use this prospectus to resell from time to time the notes and the shares of common stock of TXU Corp. issuable upon conversion of the notes. In this prospectus, TXU Corp. sometimes refers to the shares of its common stock issuable or issued upon conversion of the notes as the "shares," and to the notes and/or the shares, according to the context, as the "securities."

     The notes bear regular interest at an annual rate equal to 3-month LIBOR, reset quarterly, plus 1.50%. Interest is payable in arrears on January 15, April 15, July 15 and October 15 of each year, beginning October 15, 2003. The notes are unsecured obligations of TXU Corp. and rank equally with all of TXU Corp.'s other unsecured and unsubordinated indebtedness. The notes will mature on July 15, 2033.

     Holders may convert the notes into shares at a conversion rate of 28.9289 shares per $1,000 principal amount of notes, subject to adjustment in certain events, which is equal to a conversion price of $34.5675 per share, if: (1) the market price of TXU Corp.'s common stock reaches a specified threshold described in this prospectus; (2) TXU Corp. calls the notes for redemption; (3) the trading price of the notes falls below a specified threshold described in this prospectus; or (4) any of the specified corporate transactions described in this prospectus occur.

     The notes will bear additional quarterly interest during any six-month period from January 15 to July 14 or from July 15 to January 14, commencing July 15, 2008, if the average of the trading prices of the notes for a five trading day period ending on the second trading day immediately preceding the applicable six-month period equals or exceeds 120% of the principal amount of the notes. For United States (US) federal income tax purposes, the notes will constitute contingent payment debt instruments. See MATERIAL US FEDERAL INCOME TAX CONSIDERATIONS.

     Holders may require TXU Corp. to purchase all or a portion of their notes on July 15, of 2008, 2013, 2018, 2023 and 2028 at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest. Other than on July 15, 2008, TXU Corp. may choose to pay the purchase price in cash or shares. In addition, upon the occurrence of a Fundamental Change of TXU Corp., as described in this prospectus, each holder may require TXU Corp. to purchase for cash all or a portion of such holder's notes at a price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest and additional amounts, if any.

     TXU Corp. may redeem for cash all or a portion of the notes at any time on or after July 15, 2008 at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

     The notes are not listed on any securities exchange. TXU Corp.'s common stock is listed on the New York, Chicago and Pacific stock exchanges and trades under the symbol "TXU." The last reported sale price of TXU Corp.'s common stock on the New York Stock Exchange composite tape on October 30, 2003 was $22.90 per share. The notes are evidenced by global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC. Except as described in this prospectus, beneficial interests in the global certificates will be shown on, and transfers thereon will be effected only through, records maintained by DTC and its direct and indirect participants.

     The selling securityholders may sell the securities in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at fixed or varying prices determined at the time of sale, or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares may be offered from time to time through ordinary brokerage transactions on the New York, Chicago, or Pacific stock exchanges. TXU Corp. will not receive any of the proceeds from the sale of the securities by any of the selling securityholders. See PLAN OF DISTRIBUTION.

     INVESTING IN THE SECURITIES INVOLVES RISKS. SEE RISK FACTORS, BEGINNING ON PAGE 13 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                             , 2003

                                TABLE OF CONTENTS

NOTICE TO INVESTORS............................................................2
WHERE YOU CAN FIND MORE INFORMATION............................................2
INCORPORATION BY REFERENCE.....................................................3
FORWARD-LOOKING INFORMATION....................................................3
SUMMARY........................................................................5
SELECTED FINANCIAL DATA.......................................................10
RISK FACTORS..................................................................13
USE OF PROCEEDS...............................................................26
DIVIDENDS AND PRICE RANGE OF COMMON STOCK.....................................26
SELLING SECURITYHOLDERS.......................................................27
DESCRIPTION OF NOTES..........................................................30
REGISTRATION RIGHTS...........................................................53
DESCRIPTION OF COMMON STOCK...................................................55
MATERIAL US FEDERAL INCOME TAX CONSIDERATIONS.................................56
PLAN OF DISTRIBUTION..........................................................63
EXPERTS.......................................................................66
LEGALITY......................................................................66


                               NOTICE TO INVESTORS

     THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT THAT TXU CORP. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, USING A "SHELF" REGISTRATION PROCESS. UNDER THIS SHELF REGISTRATION PROCESS, THE SELLING SECURITYHOLDERS MAY FROM TIME TO TIME OFFER SECURITIES COVERED BY THIS PROSPECTUS. EACH TIME A SELLING SECURITYHOLDER OFFERS SECURITIES UNDER THIS PROSPECTUS, THE SELLING SECURITYHOLDER WILL PROVIDE A COPY OF THIS PROSPECTUS AND, IF APPLICABLE, A COPY OF A PROSPECTUS SUPPLEMENT. YOU SHOULD READ AND RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND, IF APPLICABLE, ANY PROSPECTUS SUPPLEMENT, TOGETHER WITH THOSE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AS DESCRIBED BELOW UNDER INCORPORATION BY REFERENCE. NEITHER TXU CORP. NOR ANY SELLING SECURITYHOLDER HAS AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. THE SELLING SECURITYHOLDERS ARE OFFERING TO SELL, AND ARE SEEKING OFFERS TO BUY, THE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. TXU CORP.'S BUSINESS PROFILE, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.


                       WHERE YOU CAN FIND MORE INFORMATION

     TXU Corp. files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by TXU Corp. with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including TXU Corp. TXU Corp. also maintains an internet site (http://www.txucorp.com). Information contained on TXU Corp.'s internet site does not constitute part of this prospectus.

                           INCORPORATION BY REFERENCE

     The SEC allows TXU Corp. to "incorporate by reference" the information that TXU Corp. files with the SEC, which means that TXU Corp. may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that TXU Corp. files in the future with the SEC will automatically update and supersede this information. TXU Corp. incorporates by reference the documents listed below and any future filings TXU Corp. makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, excluding information deemed furnished and not filed, after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement and any filings thereafter and prior to the termination of this offering:

     o Annual Report on Form 10-K for the year ended December 31, 2002, and as amended by an Amendment to Annual Report on Form 10-K/A filed on March 28, 2003;

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

     o Current Reports on Form 8-K dated February 25, 2003, April 30, 2003 (as amended by a Form 8-K/A filed on May 1, 2003), June 3, 2003, June 30, 2003, July 10, 2003, July 25, 2003, July 31, 2003, August 27, 2003
          and September 23, 2003.

     You may request a copy of these documents, at no cost to you, by writing or contacting TXU Corp. as follows: Secretary, TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; telephone: (214) 812-4600.


                           FORWARD-LOOKING INFORMATION

     This prospectus, including the incorporated documents, and other presentations made by TXU Corp. contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that are included in this prospectus that address activities, events or developments that TXU Corp. expects or anticipates to occur in the future, including such matters as projections, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions, development or operation of power production assets, market and industry developments and the growth of TXU Corp.'s business and operations, are forward-looking statements. Although TXU Corp. believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the following important factors, among others, that could cause TXU Corp.'s actual results to differ materially from those projected in such forward-looking statement:

     o prevailing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC), the Public Utility Commission of Texas (PUCT), the Railroad Commission of Texas and the US Nuclear Regulatory Commission (NRC), with respect to:

          -    allowed rates of return;
          -    industry, market and rate structure;
          -    purchased power and recovery of investments;
          -    operations of nuclear generating facilities;
          -    acquisitions and disposal of assets and facilities;
          -    operation and construction of plant facilities;
          -    decommissioning costs;
          -    present or prospective wholesale and retail competition;
          -    changes in tax laws and policies; and
          - changes in and compliance with environmental and safety laws and policies;

     o continued implementation of the legislation passed during the 1999 session of the Texas legislature to restructure the electric utility industry in Texas;

     o    legal and administrative proceedings and settlements;

     o    general industry trends;

     o    power costs and availability;

     o weather conditions and other natural phenomena, and acts of sabotage, wars or terrorist activities;

     o unanticipated population growth or decline, and changes in market demand and demographic patterns;

     o changes in business strategy, development plans or vendor relationships;

     o    competition for retail and wholesale customers;

     o    access to adequate transmission facilities to meet changing demands;

     o pricing and transportation of crude oil, natural gas and other commodities;

     o unanticipated changes in interest rates, commodity prices, rates of inflation or foreign exchange rates;

     o unanticipated changes in operating expenses, liquidity needs and capital expenditures;

     o    commercial bank market and capital market conditions;

     o competition for new energy development and other business opportunities;

     o inability of various counterparties to meet their obligations with respect to TXU Corp.'s financial instruments;

     o    changes in technology used by and services offered by TXU Corp.;

     o significant changes in TXU Corp.'s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

     o significant changes in critical accounting policies material to TXU Corp.; and

     o    actions by credit rating agencies.

     Any forward-looking statement speaks only as of the date on which it is made, and TXU Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for TXU Corp. to predict all of them; nor can TXU Corp. assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                                     SUMMARY

     This summary highlights selected information about TXU Corp. and the securities. Because it is a summary, it does not contain all the information that you should consider before deciding whether to purchase any of the securities. You should read this entire prospectus carefully, including the incorporated documents, before making an investment decision. You should pay special attention to the RISK FACTORS section of this prospectus.


                                    TXU CORP.

     TXU Corp. is an energy company that manages a diverse portfolio of over $31 billion of assets, including:

     o    power production (electricity generation);

     o    wholesale energy sales;

     o    retail energy sales and related services;

     o portfolio management, including risk management and certain trading activities; and

     o    energy delivery.

     TXU Corp. delivers and sells energy to residential, commercial, industrial and wholesale customers primarily in the US and Australia. In its primary market of Texas, TXU Corp.'s energy asset portfolio includes approximately 19,000 megawatts of generation and additional contracted capacity with a fuel mix of coal/lignite, natural gas/oil, nuclear and wind power. TXU Corp. serves five million customers in North America and Australia, including at June 30, 2003, over 2.6 million competitive electric customers in Texas where it is the leading energy retailer.

     TXU Corp.'s principal US operations are conducted through TXU US Holdings Company and TXU Gas Company. US Holdings is a holding company for TXU Energy Company LLC and Oncor Electric Delivery Company. TXU Corp.'s international operations are conducted through TXU Australia Holdings (Partnership) Limited Partnership.

     TXU Energy sells electricity to retail and wholesale customers and owns or leases and operates power generation plants. Its portfolio management operation, which includes risk management and certain trading activities, balances customer demand with supply resources. TXU Energy's operations also include fuel supply and lignite mining businesses, which primarily service its generation plants, and an energy management services business.

     Oncor is a regulated utility that owns and operates electricity transmission and distribution facilities and provides delivery services to competitive retail electric providers, including TXU Energy, in its service territory. The operating assets of TXU Energy and Oncor are located principally in the north-central, eastern and western parts of Texas.

     TXU Gas is engaged in the purchase, transmission, distribution and sale of natural gas in the north-central, eastern and western parts of Texas. TXU Gas owns and operates gas distribution mains, interconnected natural gas transportation and gathering lines, underground storage reservoirs, compressor stations and related properties, all within Texas.

     TXU Australia, through its subsidiaries, generates, purchases, distributes and sells electricity in wholesale and retail markets, and distributes, stores and sells natural gas in wholesale and retail markets, principally in the states of Victoria and South Australia.

     TXU Business Services Company, a wholly-owned subsidiary of TXU Corp., provides certain financial, accounting, information technology, environmental, procurement, personnel and other administrative services, at cost, to TXU Corp. and its other subsidiaries.

     In addition, TXU Corp. owns a telecommunications business that operates in Texas. TXU Corp. has announced its intention to sell this business.

     The foregoing information about the businesses of TXU Corp. and its principal subsidiaries is only a general summary and is not intended to be comprehensive. For additional information, you should refer to the information described under the headings WHERE YOU CAN FIND MORE INFORMATION and INCORPORATION BY REFERENCE.

     The principal executive offices of TXU Corp. are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, and its telephone number is (214) 812-4600.


                                  THE OFFERING

Issuer....................  TXU Corp.

Securities Offered........  $525,500,000 aggregate principal amount Floating
                            Rate Convertible Senior Notes due 2033 and the shares of TXU Corp. common stock issuable upon conversion of the notes.

Indenture.................  TXU Corp. issued the notes under its Indenture (For
                            Unsecured Debt Securities Series N), dated as of July 1, 2003, to The Bank of New York, as trustee, as supplemented by an Officer's Certificate, dated July 15, 2003.

Ranking...................  The notes are general unsecured obligations of TXU
                            Corp. and rank on a parity with all of TXU Corp.'s other existing and future unsecured and unsubordinated indebtedness. Because TXU Corp. is a holding company and conducts its operations through its subsidiaries, holders of the notes will generally have a position junior to the claims of creditors, including current or future debtholders and preferred shareholders, of TXU Corp.'s subsidiaries. As of June 30, 2003, TXU Corp. and its consolidated subsidiaries had approximately $13.3 billion of outstanding long-term debt (including amounts then currently due) (of which approximately $10.05 billion is long-term debt of subsidiaries) and $515 million of outstanding preferred trust securities (of which $147 million was subsidiary obligated). TXU Corp.'s subsidiaries also have $207 million of outstanding preferred stock as of June 30, 2003.

Maturity..................  The notes will mature on July 15, 2033.

Regular Interest..........  The notes bear regular interest at an annual rate equal to 3-month LIBOR, reset quarterly, plus 1.50%. Interest is payable in arrears on January 15, April 15, July 15 and October 15 of each year, beginning October 15, 2003.

Contingent Interest.......  TXU Corp. will make additional payments of interest, referred to in this prospectus as "contingent interest," to holders of the notes during any six-month period from January 15 to July 14 or from July 15 to January 14, commencing July 15, 2008, if the average of the trading prices of the notes for the five trading days ending on the second trading day immediately preceding the applicable six-month period equals or exceeds 120% of the principal amount of the notes. The amount of contingent interest payable per note in respect of any six-month period in which contingent interest is payable will be at an annual rate equal to 0.25% of the average of the trading prices of the notes for the five-trading-day period.

                            Contingent interest, if any, will accrue and be payable in two installments on each of the two quarterly interest payment dates for the notes next succeeding the first day of the relevant six-month period.

Conversion Rights.........  Holders may convert their notes into shares under any of the following circumstances:

                            (1) during a quarterly period if the last reported
                                sale price of TXU Corp.'s common stock on the New York Stock Exchange composite tape for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding quarterly period was greater than 120% of the Conversion Price, as defined below; or

                            (2) if TXU Corp. calls the notes for redemption; or

                            (3) during the five business day period after any
                                five consecutive trading day period in which the average of the trading prices of the notes for the period is less than 95% of the average of the Conversion Values (as defined herein) of the notes during that period; provided, however, that no notes may be converted based on the satisfaction of this condition if on any day during such five consecutive trading day period, the last reported sale price of TXU Corp. common stock is between the Conversion Price and 120% of the Conversion Price; or

                            (4) upon the occurrence of specified corporate
                                transactions described under DESCRIPTION OF THE NOTES--"Conversion Rights--Conversion Upon
                                Specified Corporate Transactions."

                            For each $1,000 principal amount of notes surrendered for conversion, holders will receive
                            28.9289 shares, which TXU Corp. refers to in this prospectus as the Conversion Rate. This represents an initial conversion price of $34.5675 per share, which TXU Corp. refers to in this prospectus as the Conversion Price. The Conversion Rate is subject to adjustment as described in this prospectus; however, the Conversion Rate will not be adjusted for accrued and unpaid interest. Except as otherwise described in this prospectus, holders will not receive any payment representing accrued and unpaid interest upon conversion of a note; however, additional amounts, if any, will be paid on the notes and the shares to the holder in accordance with the registration rights agreement, which is described in the section of this prospectus titled REGISTRATION RIGHTS.

                            Upon conversion, TXU Corp. will have the right to deliver, in lieu of shares, cash or a combination of cash and shares. If TXU Corp. elects to pay holders cash for their notes, the payment will be based on the Applicable Stock Price, as defined below.

Redemption ...............  Prior to July 15, 2008, the notes will not be redeemable. TXU Corp. may at its option redeem all or a portion of the notes at any time on or after July 15, 2008 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. Holders may convert their notes after they are called for redemption at any time prior to the close of the second business day preceding the redemption date. See DESCRIPTION OF THE NOTES--"Optional Redemption."

Purchase of the Notes
by TXU Corp. at the
Option of the Holder......  Holders may require TXU Corp. to repurchase all or a notes on July 15, 2008, July 15, 2013, July 15, 2018, July 15, 2023 and portion of the July 15, 2028 at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest. Other than on July 15, 2008, TXU Corp. may choose to pay the purchase price in cash or shares of TXU Corp. common stock. After receiving notice of such choice, holders may withdraw their election. See DESCRIPTION OF THE NOTES--"Purchase of Notes by TXU Corp. at the Option of the Holder."

Fundamental Change........  Upon a Fundamental Change of TXU Corp., as described in this prospectus, a holder may require TXU Corp. to purchase all or part of its notes for cash at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, including contingent interest, if any, and additional amounts, if any. See DESCRIPTION OF THE NOTES--"Fundamental Change Requires Purchase of Notes by TXU Corp. at the Option of the Holder."

Use of Proceeds...........  The selling securityholders will receive all of the net proceeds from the sales of the securities. TXU Corp. will not receive any of the proceeds from the sales of the securities by the selling securityholders.

Registration Rights.......  TXU Corp. has filed with the SEC a shelf registration statement, of which this prospectus is a part, for the resale of the securities. TXU Corp. has agreed to use its reasonable best efforts to keep the shelf registration statement effective until the time specified in the section of this prospectus titled REGISTRATION RIGHTS. Additional amounts will be payable on the securities during any period in which TXU Corp. is not in compliance with its obligations to keep the shelf registration statement effective. See REGISTRATION RIGHTS.

Risk Factors..............  An investment in the securities involves risks.
                            Prospective investors should carefully consider each of the factors described in the section of this prospectus titled RISK FACTORS before purchasing any of the securities.

US Federal Income
Tax Considerations .......  The notes are characterized as contingent payment debt instruments for US Federal income tax purposes, and are subject to US federal income tax regulations applicable to contingent payment debt instruments. Based on that treatment, holders of the notes generally will be required to accrue interest on the notes, which is referred to as tax original issue discount, in the manner described in this prospectus, regardless of whether the holder uses the cash or accrual method of tax accounting. Holders will be required, in general, to include tax original issue discount in income based on the rate at which TXU Corp. would issue a non-contingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to those of the notes, which rate is expected to exceed the stated interest on the notes. Accordingly, it is expected that holders will be required to include interest in taxable income each year in excess of the accruals on the notes for non-tax purposes, that is, in excess of the stated quarterly regular interest payments and any contingent interest payments actually received in that year with respect to the notes. Furthermore, upon a sale, purchase by TXU Corp. at a holder's option, exchange, conversion or redemption of the notes, holders will recognize gain or loss equal to the difference between the amount realized and the adjusted tax basis of the holder in the notes. The amount realized by the holder will include the fair market value of any shares of TXU Corp. common stock received. Any gain on a sale, purchase by TXU Corp. at the holder's option, exchange, conversion, or redemption of the notes will be treated as ordinary interest income. Holders should consult with their tax advisors as to the US federal, state, local or other tax consequences, as well as any foreign tax consequences, of acquiring, owning, and disposing of the securities. See MATERIAL US FEDERAL INCOME TAX CONSIDERATIONS.

Form and Denomination.....  The notes are represented by global certificates deposited with a custodian for DTC and registered in the name of a nominee of DTC. For more information, see the section of this prospectus titled DESCRIPTION OF THE NOTES--"Book-Entry." The notes were issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Trustee and Paying Agent..  The Bank of New York.

Governing Law.............  The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Trading of the Notes......  The notes have not been listed on any securities exchange or included in any automated quotation system. TXU Corp. can give no assurance as to the liquidity of or trading market for the notes.

Shares....................  TXU Corp.'s common stock is listed on the New York,
                            Chicago and Pacific stock exchanges under the symbol "TXU." As of September 30, 2003, there were 323,802,730 shares of TXU Corp. common stock outstanding.

                             SELECTED FINANCIAL DATA

     The following material, which is presented in this prospectus solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference in this prospectus. The condensed consolidated financial statements of TXU Corp. and its subsidiaries for the six months ended June 30, 2003 and 2002 incorporated by reference herein from TXU Corp.'s Quarterly Report on Form 10-Q for the period ended June 30, 2003 have been prepared in accordance with accounting principles generally accepted in the US (US GAAP) and, except for the rescission of Emerging Issues Task Force Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," and the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," as noted in its Quarterly Report on Form 10-Q for the period ended June 30, 2003, on the same basis as the audited financial statements included in its Current Report on Form 8-K, filed on September 23, 2003. In the opinion of management, all other adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. The income statement data for the six month periods ended June 30, 2003 and June 30, 2002 is not necessarily indicative of results that may be expected for an entire year.

    SELECTED CONSOLIDATED INCOME STATEMENT DATA OF TXU CORP. AND SUBSIDIARIES

                                                 (IN MILLIONS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                                                             SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                       JUNE 30,
                                    ----------------------------------------------------   -------------------
                                      1998       1999       2000       2001       2002       2002       2003
                                    --------   --------   --------   --------   --------   --------   --------
Operating revenues................  $  7,992   $  8,059   $  9,647   $ 10,049   $ 10,034   $  4,958   $  5,471
Income from continuing operations
  before extraordinary items and
  cumulative effect of changes in
  accounting principles........     $    600   $    686   $    666   $    542   $    134   $    435   $    293
Income (loss) from discontinued
  operations......................  $    140   $    299   $    250   $    192   $ (4,210)  $     21   $    (79)
Extraordinary items net of tax....  $     --   $     --   $     --   $    (57)  $   (134)  $     --   $     --
Cumulative effect of changes in
  accounting principles, net of
  tax.............................  $     --   $     --   $     --   $     --   $      --  $     --   $    (58)
Net income (loss).................  $    740   $    985   $    916   $    677   $ (4,210)  $    456   $    156
Net income (loss) available for
  common stock....................  $    740   $    985   $    904   $    655   $ (4,232)  $    445   $    145
Ratio of earnings to fixed
  charges (a).....................      1.94       1.90       1.85       1.71       1.20       2.29       1.76
Basic earnings per share:
  Income from continuing
    operations before
    extraordinary items and
    cumulative effect of changes
    in accounting principles......  $   2.26   $   2.46   $   2.48   $   2.01   $   0.40   $   1.59   $   0.88
  Income (loss) from discontinued
    operations....................  $   0.53   $   1.07   $   0.95   $   0.74   $ (15.15)  $   0.08   $  (0.25)
  Extraordinary items,
    net of tax....................  $     --   $     --   $     --   $  (0.23)  $  (0.48)  $     --   $     --
  Cumulative effect of changes
    in accounting principles,
    net of tax....................  $     --   $     --   $     --   $    --    $    --    $     --   $  (0.18)
  Net income (loss) available
    for common stock..............  $   2.79   $   3.53   $   3.43   $   2.52   $ (15.23)  $   1.67   $   0.45
Diluted earnings per share:
  Income from continuing
    operations before
    extraordinary items and
    cumulative effect of changes
    in accounting principles......  $   2.26   $   2.46   $   2.48   $   2.01   $   0.40   $   1.59   $   0.82
  Income (loss) from discontinued
    operations,
    net of tax....................  $   0.53   $   1.07   $   0.95   $   0.74   $ (15.15)  $   0.08   $  (0.22)
  Extraordinary items,
    net of tax....................  $     --   $     --   $     --   $  (0.23)  $  (0.48)  $     --   $     --
  Cumulative effect of changes in
    accounting principles,
    net of tax....................  $     --   $     --   $     --   $    --    $    --    $     --   $  (0.15)
 Net income (loss) available
  for common stock................  $   2.79   $   3.53   $   3.43   $   2.52   $ (15.23)  $   1.67   $   0.45
_________________

(a) Calculated by dividing pretax income from continuing operations, excluding extraordinary charges and cumulative effects of changes in accounting principles, plus fixed charges (interest expense before capitalized interest and estimated interest within rental expense) by fixed charges.

 CONSOLIDATED CAPITALIZATION AND SHORT-TERM DEBT OF TXU CORP. AND SUBSIDIARIES

                                                                                   OUTSTANDING AT
                                                                                    JUNE 30, 2003

                                                                                (IN MILLIONS, EXCEPT
                                                                                    PERCENTAGES)
                                                                                --------------------
Long-term Debt,
  Less amounts due currently (a)................................................     $  12,563
Mandatorily Redeemable Preferred Securities of Subsidiary Trusts, each Holding
  Solely Junior Subordinated Debentures of the Obligated Company:
    TXU Corp. obligated ........................................................           368
    Subsidiary obligated .......................................................           147
Preferred Stock of Subsidiaries:
  Not subject to mandatory redemption...........................................           190
  Subject to mandatory redemption ..............................................            17
Shareholders' Equity............................................................         5,259
                                                                                     ---------
  Total Capitalization..........................................................     $  18,544
                                                                                     =========
Long-term Debt due currently....................................................     $     743
                                                                                     =========
Short-term Debt (in Australia)..................................................     $       8
                                                                                     =========
Commercial Paper (in Australia).................................................     $      33
                                                                                     =========
_________________

(a) Includes at June 30, 2003, (i) TXU Energy's $750 million exchangeable subordinated notes (net of unamortized discount balance of $107 million), which were exchanged in July 2003 for exchangeable preferred membership interests in TXU Energy that have substantially identical economic and other terms, and (ii) $1.44 billion of TXU Corp. equity-linked securities.

                                  RISK FACTORS

     Investing in the securities involves risks, including the risks described below, that could affect the energy industry as well as TXU Corp. and its businesses. You should not purchase the securities unless you understand these investment risks. Although TXU Corp. has attempted to discuss key risks in this prospectus, other risks may emerge at any time and TXU Corp. cannot predict such risks or estimate the extent to which they may affect its financial performance and/or businesses. Before purchasing the securities, you should carefully consider the following risks and the other information in this prospectus, as well as the documents incorporated by reference herein. Each of the risks described below could result in a decrease in the value of the securities. TXU Corp. is a holding company that operates its businesses through subsidiaries. Any reference to TXU Corp. in this section and the earlier section titled FORWARD-LOOKING INFORMATION shall, where appropriate, mean TXU Corp. and its applicable operating subsidiaries, taken as a whole.


                     RISKS RELATED TO TXU CORP.'S BUSINESSES


TXU CORP.'S BUSINESSES IN THE ELECTRIC RELIABILITY COUNCIL OF TEXAS (ERCOT) REGION ARE SUBJECT TO SETTLEMENT ADJUSTMENTS FROM ERCOT RELATED TO PRIOR PERIODS WITH RESPECT TO ELECTRICITY VOLUMES AND RELATED ANCILLARY SERVICES AMONG THE VARIOUS PARTICIPANTS IN THE DEREGULATED TEXAS MARKET, WHICH MAY RESULT IN CHARGES OR CREDITS IMPACTING FUTURE REPORTED RESULTS OF OPERATIONS.

     ERCOT is the independent system operator that is responsible for maintaining reliable operation of the bulk electric power supply system in the ERCOT region. Its responsibilities include the clearing and settlement of electricity volumes and related ancillary services among the various participants in the deregulated Texas market. Because of new processes and systems associated with the opening of the market to competition, which continue to be improved, there have been delays in finalizing these settlements. As a result, TXU Corp. is subject to settlement adjustments from ERCOT related to prior periods, which may result in charges or credits impacting future reported results of operations.


TXU CORP.'S BUSINESSES ARE SUBJECT TO COMPLEX GOVERNMENTAL REGULATIONS AND INCREASED COMPETITION DUE TO DEREGULATION. THESE FACTORS MAY HAVE A NEGATIVE IMPACT ON TXU CORP.'S BUSINESSES OR RESULTS OF OPERATIONS.

     TXU Corp.'s businesses operate in changing market environments influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. TXU Corp. will need to adapt to these changes and may face increasing competitive pressure.

     TXU Corp.'s US businesses are subject to changes in laws (including the Texas Public Utility Regulatory Act, as amended, Texas Gas Utility Regulatory Act, as amended, Federal Power Act, as amended, Atomic Energy Act, as amended, Public Utility Regulatory Policies Act of 1978, as amended, and Public Utility Holding Company Act of 1935, as amended) and changing governmental policy and regulatory actions (including those of the PUCT, the Railroad Commission of Texas, FERC, and NRC) with respect to matters including, but not limited to, operation of nuclear power facilities, construction and operation of other power generation facilities, construction and operation of transmission facilities, acquisition, disposal, depreciation, and amortization of regulated assets and facilities, recovery of purchased gas costs, decommissioning costs, and return on invested capital for TXU Corp.'s regulated businesses, and present or prospective wholesale and retail competition. TXU Corp. is also subject to changes in laws, governmental policy and regulatory actions in Australia. Changes in regulations or imposition of additional regulation could have an adverse impact on TXU Corp.'s businesses or results of operations.

     Existing laws and regulations governing the market structure in Texas, including the provisions of the 1999 Texas restructuring legislation, could be reconsidered, revised or reinterpreted, or new laws or regulations could be adopted. Any changes to such laws or regulations could have a detrimental effect on TXU Corp.'s businesses.

TXU CORP.'S REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO THE EFFECTS OF THE SEASONALITY OF ITS BUSINESSES AND ADDITIONAL RISKS THAT ARE BEYOND TXU CORP.'S CONTROL.

     TXU Corp. is not guaranteed any rate of return on its capital investments in unregulated businesses. TXU Corp. markets and trades power, including power from its own production facilities, as part of its wholesale energy sales business and portfolio management operation. TXU Corp.'s results of operations are likely to depend, in large part, upon prevailing retail rates, which are set, in part, by regulatory authorities, and market prices for electricity, gas and coal in its regional market and other competitive markets. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

     TXU Corp.'s US regulated businesses are subject to cost-of-service regulation and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Oncor's rates are regulated by the PUCT based on an analysis of Oncor's costs, as reviewed and approved in a regulatory proceeding. As part of the regulatory settlement plan filed by US Holdings with the PUCT on December 31, 2001, which resolved all major pending issues related to US Holdings' transition to competition pursuant to the 1999 Texas restructuring legislation, TXU Corp. has agreed not to seek to increase its distribution rates prior to 2004. Thus, the rates TXU Corp. is allowed to charge may or may not match its related costs and allowed return on invested capital at any given time. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the PUCT will judge all of TXU Corp.'s costs to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of TXU Corp.'s costs and the return on invested capital allowed by the PUCT.

     Some of the fuel for TXU Corp.'s power production facilities is purchased under short-term contracts or on the spot market. Prices of fuel, including natural gas, may also be volatile, and the price TXU Corp. can obtain for power sales may not change at the same rate as changes in fuel costs. In addition, TXU Corp. markets and trades natural gas and other energy related commodities, and volatility in these markets may affect TXU Corp.'s costs incurred in meeting its obligations.

     Volatility in market prices for fuel and electricity may result from:

     o    severe or unexpected weather conditions;

     o    seasonality;

     o    changes in electricity usage;

     o    illiquidity in the wholesale power or other markets;

     o transmission or transportation constraints, inoperability or inefficiencies;

     o    availability of competitively priced alternative energy sources;

     o    changes in supply and demand for energy commodities;

     o    changes in power production capacity;

     o outages at TXU Corp.'s power production facilities or those of its competitors;

     o changes in production and storage levels of natural gas, lignite, coal and crude oil and refined products;

     o natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events; and

     o federal, state, local and foreign energy, environmental and other regulation and legislation.

These factors could have a material adverse impact on TXU Corp.'s revenues and results of operations.

     All but one of TXU Corp.'s facilities for power production in the US are located in the ERCOT region, a market with limited interconnections to other markets. Electricity prices in the ERCOT region are related to gas prices because gas fired plant is the marginal cost unit during the majority of the year in the ERCOT region. Accordingly, the contribution to earnings and the value of TXU Corp.'s base-load plant is dependent in significant part upon the price of gas. TXU Corp. cannot fully hedge the risk associated with dependency on gas because of the expected useful life of TXU Corp.'s power production assets and the size of its position relative to market liquidity.

     Current plans to meet cost reduction targets assume that TXU Corp. will be able to lower bad debt expense, the achievement of which could be affected by factors outside of TXU Corp.'s control, including weather, changes in regulations, and economic and market conditions.


TXU CORP.'S ASSETS OR POSITIONS CANNOT BE FULLY HEDGED AGAINST CHANGES IN COMMODITY PRICES, AND ITS HEDGING PROCEDURES MAY NOT WORK AS PLANNED.

     To manage its financial exposure related to commodity price fluctuations, TXU Corp. routinely enters into contracts to hedge portions of its purchase and sale commitments, weather positions, fuel requirements and inventories of natural gas, lignite, coal, crude oil and refined products, and other commodities, within established risk management guidelines. As part of this strategy, TXU Corp. routinely utilizes fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. However, TXU Corp. cannot cover the entire exposure of its assets or its positions to market price volatility, and the coverage will vary over time. To the extent TXU Corp. has unhedged positions, fluctuating commodity prices can impact TXU Corp.'s results of operations and financial position, either favorably or unfavorably.

     Although TXU Corp. devotes a considerable amount of management time and effort to the establishment of risk management procedures as well as the ongoing review of the implementation of these procedures, the procedures it has in place may not always be followed or may not always work as planned and cannot eliminate all the risks associated with these activities. As a result of these and other factors, TXU Corp. cannot predict with precision the impact that its risk management decisions may have on its businesses, results of operations or financial position.

     In connection with TXU Corp.'s portfolio management activities, TXU Corp. has guaranteed or indemnified the performance of a portion of the obligations of its portfolio management subsidiaries. Some of these guarantees and indemnities are for fixed amounts, others have a fixed maximum amount and others do not specify a maximum amount. The obligations underlying certain of these guarantees and indemnities are recorded on TXU Corp.'s consolidated balance sheet as both current and noncurrent commodity contract liabilities. These obligations make up a significant portion of these line items. TXU Corp. might not be able to satisfy all of these guarantees and indemnification obligations if they were to come due at the same time.


TXU CORP.'S COUNTERPARTIES MAY NOT MEET THEIR OBLIGATIONS.

     TXU Corp.'s portfolio management activities are exposed to the risk that counterparties which owe TXU Corp. money, energy or other commodities as a result of market transactions will not perform their obligations. The likelihood that certain counterparties may fail to perform their obligations has increased due to financial difficulties, brought on by improper or illegal accounting and business practices, affecting some participants in the industry. Some of these financial difficulties have been so severe that certain industry participants have filed for bankruptcy protection or are facing the possibility of doing so. Should the counterparties to these arrangements fail to perform, TXU Corp. might be forced to acquire alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, TXU Corp. might incur losses in addition to amounts, if any, already paid to the counterparties. ERCOT market participants are also exposed to risks that another ERCOT market participant may default in its obligations to pay ERCOT for power taken in the ancillary services market, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various non-defaulting ERCOT market participants.


A DOWNGRADE IN THE CREDIT RATINGS OF TXU CORP. AND/OR ANY OF ITS SUBSIDIARIES COULD NEGATIVELY AFFECT TXU CORP.'S ABILITY TO ACCESS CAPITAL AND/OR TO OPERATE EFFICIENTLY ITS POWER AND GAS BUSINESSES AND COULD REQUIRE TXU CORP. AND/OR ANY OF ITS SUBSIDIARIES TO POST COLLATERAL OR REPAY CERTAIN INDEBTEDNESS.

     The current credit ratings for TXU Corp.'s and its subsidiaries' long-term debt are investment grade, except for Moody's Investors Service credit rating for long-term debt of TXU Corp. (the holding company), which is one notch below investment grade. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change. If Standard & Poor's, Moody's or Fitch Ratings were to downgrade TXU Corp.'s and/or its subsidiaries' long-term ratings, particularly below investment grade, borrowing costs would increase and the potential pool of investors and funding sources would likely decrease, all of which would diminish TXU Corp.'s financial results.

     Most of TXU Corp.'s large customers, suppliers and counterparties require sufficient creditworthiness in order to enter into transactions. If TXU Corp.'s subsidiaries' ratings were to decline to below investment grade, costs to operate the power and gas businesses would increase because counterparties may require the posting of collateral in the form of cash-related instruments. These increased costs would likely adversely affect TXU Corp.'s financial results. If counterparties decline to do business with TXU Corp.'s subsidiaries, TXU Corp.'s business activities may suffer.

     In addition, as discussed in TXU Corp.'s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, the terms of certain financing and other arrangements of TXU Corp. and its subsidiaries contain provisions that are specifically affected by changes in credit ratings and could require the posting of collateral, the repayment of indebtedness or the payment of other amounts.


OPERATION OF POWER PRODUCTION AND ENERGY TRANSPORTATION FACILITIES INVOLVES SIGNIFICANT RISKS THAT COULD ADVERSELY AFFECT TXU CORP.'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     The operation of power production and energy transportation facilities involves many risks, including start up risks, breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output or efficiency, the occurrence of any of which could result in lost revenues and/or increased expenses.

     A significant portion of TXU Corp.'s facilities was constructed many years ago. In particular, older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at peak efficiency. The increased starting and stopping of equipment due to the volatility of the competitive market is likely to increase maintenance requirements for certain of TXU's plants. Increased maintenance and capital expenditures, as well as any unexpected failure to produce power, including failure caused by breakdown or forced outage, could materially adversely affect TXU Corp.'s results of operations and financial condition. Also, the cost of repairing damage to TXU Corp.'s facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, would adversely impact TXU Corp.'s revenues, operating and capital expenses and results of operations. Further, TXU Corp.'s ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, TXU Corp. could be subject to additional costs and/or the write-off of its investment in the project or improvement.

     Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses, including the cost of replacement power. Likewise, TXU Corp.'s ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside its control.


TXU CORP. COULD INCUR SUBSTANTIAL COST AND LIABILITIES DUE TO ITS OWNERSHIP AND OPERATION OF THE COMANCHE PEAK NUCLEAR GENERATION FACILITY.

     The ownership and operation of nuclear facilities, including TXU Corp.'s ownership and operation of the Comanche Peak nuclear generation facility, involve certain risks. These risks include: mechanical or structural problems; inadequacy or lapses in maintenance protocols; the impairment of reactor operation and safety systems due to human error; the costs of storage, handling and disposal of nuclear materials; limitations on the amounts and types of insurance coverage commercially available; and uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives. The following are among the more significant of these risks:

     o Operational Risk - Operations at any nuclear power production plant could degrade to the point where the plant would have to be shut down. If this were to happen, the process of identifying and correcting the causes of the operational downgrade to return the plant to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Rather than incurring substantial costs to restart the plant, the plant may be shut down. Furthermore, a shut-down or failure at any other nuclear plant could cause regulators to require a shut-down or reduced availability at the Comanche Peak nuclear generation facility.

     o Regulatory Risk - The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. Changes in regulations by the NRC that require a substantial increase in capital expenditures or result in increased operating or decommissioning costs could materially adversely affect TXU Corp.'s results of operations and financial condition.

     o Nuclear Accident Risk - Although the safety record of the Comanche Peak nuclear generation facility and nuclear reactors generally has been very good, accidents and other unforeseen problems have occurred both in the US and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting liability from a nuclear accident could exceed TXU Corp.'s resources, including insurance coverage.


TXU CORP. WILL BE REQUIRED TO APPLY A CREDIT TO ITS ELECTRICITY DELIVERY CHARGES TO RETAIL ELECTRIC PROVIDERS BEGINNING IN EARLY 2004.

     TXU Corp. will be required to apply a credit to its electricity delivery charges (retail clawback) to retail electric providers in Oncor's service territory beginning in 2004 unless the PUCT determines that, on or prior to January 1, 2004, 40% or more of the amount of electric power that was consumed in 2000 by residential or small commercial customers, as applicable, within its historical service territories is committed to be served by retail electric providers other than TXU Corp. Under the regulatory settlement plan with respect to US Holdings as approved by the PUCT, if the 40% test is not met and a credit is required, the amount of these credits would be $90 multiplied by the number of residential or small commercial customers, as the case may be, that TXU Corp. serves on January 1, 2004, in its historical service territories less the number of retail electric customers TXU Corp. serves in other areas of Texas. As of June 30, 2003, TXU Corp. had approximately 2.6 million residential and small commercial customers in its historical service territories. Based on assumptions and estimates regarding the number of customers expected in and out of territory, TXU Corp. recorded an accrual for retail clawback in 2002 of $185 million ($120 million after-tax). This accrual is subject to adjustment as the actual measurement date approaches.

TXU CORP.'S COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT, AND THE COST OF COMPLIANCE WITH NEW ENVIRONMENTAL LAWS COULD MATERIALLY ADVERSELY AFFECT ITS RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     TXU Corp. is subject to extensive environmental regulation by governmental authorities. In operating its facilities, TXU Corp. is required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits. TXU Corp. may incur significant additional costs to comply with these requirements. If TXU Corp. fails to comply with these requirements, it could be subject to civil or criminal liability and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to TXU Corp. or its facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions. If any of these events occurs, TXU Corp.'s results of operations and financial condition could be materially adversely affected.

     TXU Corp. may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if TXU Corp. fails to obtain, maintain or comply with any such approval, the operation of its facilities could be stopped or become subject to additional costs. Further, at some of TXU Corp.'s older facilities it may be uneconomical for TXU Corp. to install the necessary equipment, which may cause TXU Corp. to shut down those facilities.

     In addition, TXU Corp. may be responsible for any on-site liabilities associated with the environmental condition of facilities that it has acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, TXU Corp. may obtain, or be required to provide, indemnification against certain environmental liabilities. The incurrence of a material liability, or the failure of the other party to meet its indemnification obligations to TXU Corp., could have a material adverse effect on TXU Corp.'s results of operations and financial condition.


TXU CORP. COULD LOSE A SIGNIFICANT NUMBER OF THE RETAIL ELECTRIC CUSTOMERS IN ITS HISTORICAL SERVICE TERRITORY.

     On January 1, 2002, most retail customers in Texas of investor-owned utilities, and those of any municipal utility and electric cooperative that opted to participate in the competitive marketplace, became able to choose their retail electric provider. On January 1, 2002, TXU Corp. began to provide retail electric services to all customers who did not take action to select another retail electric provider.

     TXU Corp. will not be permitted to offer electricity to residential and small commercial customers in its historical service territory at a price other than the price-to-beat rate until January 1, 2005, unless before that date the PUCT determines that 40% or more of the amount of electric power consumed by each respective class of customers in that area is committed to be served by retail electric providers other than TXU Corp. Because TXU Corp. will not be able to compete for residential and small commercial customers on the basis of price in its historical service territory, TXU Corp. could lose a significant number of these customers to other providers. In addition, at times, during this period, if the market price of power is lower than TXU Corp.'s cost to produce power, TXU Corp. would have a limited ability to mitigate the loss of margin caused by its loss of customers by selling power from its power production facilities.

     Other retail electric providers will be allowed to offer electricity to TXU Corp.'s residential and small commercial customers at any price. The margin or "headroom" available in the price-to-beat rate for any retail electric provider equals the difference between the price-to-beat rate and the sum of delivery charges and the price that retail electric provider pays for power. The higher the amount of headroom for competitive retail electric providers, the more incentive those retail electric providers should have to provide retail electric services in a given market.

     TXU Corp. provides commodity and value-added energy management services to the large commercial and industrial customers who did not take action to select another retail electric provider beginning on January 1, 2002. TXU Corp. or any other retail electric provider can offer to provide services to these customers at any negotiated price. TXU Corp. believes that this market will be very competitive; consequently, a significant number of these customers may choose to be served by another retail electric provider, and any of these customers that select TXU Corp. to be its provider may subsequently decide to switch to another provider.


THE RESULTS OF TXU CORP.'S RETAIL ELECTRIC OPERATIONS IN ITS HISTORICAL SERVICE TERRITORY WILL BE LARGELY DEPENDENT UPON THE AMOUNT OF HEADROOM AVAILABLE IN ITS PRICE-TO-BEAT RATE. THE EXISTING PRICE-TO-BEAT RATE AND FUTURE ADJUSTMENTS TO THE PRICE-TO-BEAT RATE MAY BE INADEQUATE TO COVER TXU CORP.'S POWER SUPPLY COSTS TO SERVE ITS PRICE-TO-BEAT CUSTOMERS AT FIXED RATES.

     An affiliated retail electric provider is obligated to offer the price-to-beat rate to requesting residential and small commercial customers in the historical service territory of its incumbent utility through January 1, 2007. The initial price-to-beat rates for the affiliated retail electric providers, including TXU Corp.'s, were established by the PUCT on December 7, 2001. Pursuant to PUCT regulations, the initial price-to-beat rate for each affiliated retail electric provider is 6% less than the average rates in effect for its incumbent utility on January 1, 1999, adjusted to take into account a new fuel factor as of December 31, 2001.

     The results of TXU Corp.'s retail electric operations in its historical service territory will be largely dependent upon the amount of headroom available to TXU Corp. and the competitive retail electric providers in TXU Corp.'s price-to-beat rate. Since headroom is dependent, in part, on power purchase costs, TXU Corp. does not know nor can it estimate the amount of headroom that it or other retail electric providers will have in TXU Corp.'s price-to-beat rate or in the price-to-beat rate for the affiliated retail electric provider in each of the other Texas retail electric markets. Headroom may be a positive or negative number. If the amount of headroom in its price-to-beat rate is a negative number, TXU Corp. will be selling power to its price-to-beat rate customers in its historical service territory at prices below its costs of purchasing and delivering power to those customers. If the amount of positive headroom for competitive retail electric providers in its price-to-beat rate is large, TXU Corp. may lose customers to competitive retail electric providers.

     Under amended PUCT rules, effective in March 2003, affiliated retail electric providers of utilities are allowed to petition the PUCT twice per year for an increase in the fuel factor component of their price-to-beat rates if the average price of natural gas futures increases more than 5% (10% if the petition is filed after November 15 of any year) from the level used to set the previous price-to-beat fuel factor rate.

     o In January 2003, TXU Energy filed a request with PUCT to increase the fuel factor component of its price-to-beat rates based upon significant increases in the market price of natural gas. This request was approved on March 5, 2003. The fuel factor increase went into effect for the billing cycle that began March 6, 2003. As a result, average monthly residential bills rose approximately 12%.

     o On July 23, 2003, TXU Energy filed another request with the PUCT to increase the fuel factor component of its price-to-beat rates based upon significant increases in the market price of natural gas. The request was approved on August 21, 2003 and became effective immediately. The change raised the average monthly residential electric bill of a customer using an average of 1,000 kilowatt-hours by 3.7 percent, or $3.61 per month. This rate change will increase TXU Energy's revenues by approximately $180 million ($65 million for the remainder of 2003) on an annualized basis.

     If TXU Corp.'s price- to-beat rate results in negative headroom in the future, or if future adjustments to its price-to-beat rate are inadequate to cover future increases in its costs to purchase power to serve its price-to-beat rate customers, TXU Corp.'s business, results of operations and financial condition could be materially adversely affected.


IN MARKETS OUTSIDE OF THE HISTORICAL SERVICE TERRITORY OF TXU CORP., TXU CORP. MAY FACE STRONG COMPETITION FROM INCUMBENT UTILITIES AND OTHER COMPETITORS.

     In most retail electric markets outside its historical service territory, TXU Corp.'s principal competitor may be the local incumbent utility company or its retail affiliate. The incumbent utilities have the advantage of long-standing relationships with their customers. In addition to competition from the incumbent utilities and their affiliates, TXU Corp. may face competition from a number of other energy service providers, or other energy industry participants, who may develop businesses that will compete with TXU Corp. in both local and national markets, and nationally branded providers of consumer products and services. Some of these competitors or potential competitors may be larger and better capitalized than TXU Corp. If there is inadequate margin in these retail electric markets, it may not be profitable for TXU Corp. to enter these markets.


TXU CORP. RELIES ON THE INFRASTRUCTURE OF NONAFFILIATED TRANSMISSION AND DISTRIBUTION UTILITIES OR INDEPENDENT TRANSMISSION SYSTEM OPERATORS TO PROVIDE ELECTRICITY TO AND TO OBTAIN INFORMATION ABOUT ITS RETAIL CUSTOMERS. ANY INFRASTRUCTURE FAILURE COULD NEGATIVELY IMPACT TXU CORP.'S CUSTOMERS' SATISFACTION AND COULD HAVE A MATERIAL NEGATIVE IMPACT ON ITS BUSINESSES AND RESULTS OF OPERATIONS.

     TXU Corp. depends on transmission and distribution facilities owned and operated by other utilities, as well as its own such facilities, to deliver the electricity it produces and sells to consumers, as well as to other retail electric providers. If transmission capacity is inadequate, TXU Corp.'s ability to sell and deliver electricity may be hindered, it may have to forgo sales or it may have to buy more expensive wholesale electricity that is available in the capacity-constrained area. In particular, during some periods transmission access is constrained to some areas of the Dallas-Fort Worth metroplex. TXU Corp. expects to have a significant number of customers inside these constrained areas. The cost to provide service to these customers may exceed the cost to service other customers, resulting in lower headroom. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to TXU Corp.'s customers could negatively impact the satisfaction of its customers with its service.

     Additionally, in certain parts of Texas, TXU Corp. is dependent on unaffiliated transmission and distribution utilities for the reading of its customers' energy meters. TXU Corp. is required to rely on the utility or, in some cases, the independent transmission system operator, to provide it with its customers' information regarding energy usage, and it may be limited in its ability to confirm the accuracy of the information. Inaccurate information provided to TXU Corp. by the nonaffiliated transmission and distribution utilities or independent transmission system operator could have a material adverse impact on TXU Corp.'s business and results of operations.


TXU CORP. OFFERS BUNDLED SERVICES TO ITS RETAIL CUSTOMERS AT FIXED PRICES AND FOR FIXED TERMS. IF TXU CORP.'S COSTS TO OBTAIN THE COMMODITIES INCLUDED IN THESE BUNDLED SERVICES EXCEED THE PRICES PAID BY ITS CUSTOMERS, ITS RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

     TXU Corp. offers its customers a bundle of services that include, at a minimum, the electric commodity itself plus transmission, distribution and related services. To the extent that the prices TXU Corp. charges for this bundle of services or for the various components of the bundle, either of which may be fixed by contract with the customer for a period of time, differ from TXU Corp.'s underlying cost to obtain the commodities or services, its results of operations would be adversely affected. TXU Corp. will encounter similar risks in selling bundled services that include non-energy-related services, such as telecommunications, facilities management, and the like. In some cases, TXU Corp. has little, if any, prior experience in selling these non-energy-related services.


TXU CORP. MAY HAVE TO TEMPORARILY PROVIDE RETAIL ELECTRIC SERVICES TO SOME CUSTOMERS THAT ARE UNABLE TO PAY THEIR ELECTRIC BILLS. THIS COULD ADVERSELY AFFECT ITS RESULTS OF OPERATIONS.

     Under the PUCT's rules, as an affiliated retail electric provider, TXU Corp. may have to temporarily provide electric service to some customers that are unable to pay their electric bills. If the numbers of such customers are significant and TXU Corp. is delayed in terminating electric service to those customers, its results of operations may be adversely affected.

IF THE INFORMATION SYSTEMS AND PROCESSES TXU CORP. HAS DEVELOPED FOR ITS BUSINESSES DO NOT WORK AS PLANNED, TXU CORP.'S BUSINESSES AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

     The information systems and processes necessary to support risk management, sales, customer service and energy procurement and supply in competitive retail markets in Texas and elsewhere are new, complex and extensive. TXU Corp. is refining these systems and processes, and they may prove more expensive to refine than planned and may not work as planned. Delays in the perfection of these systems and processes and any related increase in costs could have a material adverse impact on TXU Corp.'s businesses and results of operations.


CHANGES IN TECHNOLOGY OR INCREASED COMPETITION MAY REDUCE THE VALUE OF TXU CORP.'S POWER PLANTS AND ENERGY TRANSPORTATION FACILITIES OR OTHERWISE SIGNIFICANTLY IMPACT ITS BUSINESSES.

     Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with electricity production from traditional power plants like TXU Corp.'s. While demand for electric energy services is generally increasing throughout the US, the rate of construction and development of new, more efficient power production facilities may exceed increases in demand in some regional electric markets. The commencement of commercial operation of new facilities in the regional markets where TXU Corp. has facilities will likely increase the competitiveness of the wholesale power market in those regions, which could have a material adverse effect on its business, results of operations and financial condition. In addition, the market value of TXU Corp.'s power production and/or energy transportation facilities may be significantly reduced. Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of TXU Corp.'s facilities. Changes in technology could also alter the channels through which retail electric customers buy electricity.


         RISKS RELATED TO TXU CORP.'S CORPORATE AND FINANCIAL STRUCTURE


TXU CORP. IS A HOLDING COMPANY, AND ITS OBLIGATIONS ARE STRUCTURALLY SUBORDINATED TO EXISTING AND FUTURE LIABILITIES AND PREFERRED STOCK OF ITS SUBSIDIARIES.

     TXU Corp. is a holding company and conducts its operations primarily through wholly-owned subsidiaries. Substantially all of TXU Corp.'s consolidated assets are held by these subsidiaries. Accordingly, TXU Corp.'s cash flows and ability to meet its obligations and to pay dividends are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of such earnings to TXU Corp. in the form of distributions, loans or advances, and repayment of loans or advances from TXU Corp. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due with respect to the notes or to provide TXU Corp. with funds for its payment obligations, whether by dividends, distributions, loans or otherwise.

     Because TXU Corp. is a holding company, its obligations to its creditors are structurally subordinated to all existing and future liabilities and existing and future preferred stock of its subsidiaries. Therefore, TXU Corp.'s rights and the rights of its creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary's creditors and holders of its preferred stock. To the extent that TXU Corp. may be a creditor with recognized claims against any such subsidiary, its claims would still be subject to the prior claims of such subsidiary's creditors to the extent that they are secured or senior to those held by TXU Corp. As of June 30, 2003, TXU Corp. and its consolidated subsidiaries had approximately $13.3 billion of outstanding long-term indebtedness (including amounts then currently due) (of which $10.05 billion is long-term debt of subsidiaries) and $515 million of outstanding preferred trust securities (of which $147 million was subsidiary obligated). TXU Corp.'s subsidiaries also have $207 million of outstanding preferred stock. Subject to restrictions contained in TXU Corp.'s financing arrangements, TXU Corp.'s subsidiaries may incur additional indebtedness and other liabilities.

SHOULD TXU CORP. BE UNABLE TO ACCESS THE FINANCIAL MARKETS ON FAVORABLE TERMS, ITS LIQUIDITY, BUSINESSES AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets, could impact TXU Corp.'s ability to sustain and grow its businesses, which are capital intensive and would increase its capital costs. TXU Corp. relies on access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash on hand or operating cash flows. TXU Corp.'s access to the financial markets could be adversely impacted by various factors, such as:

     o changes in credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms;

     o    inability to access commercial paper markets;

     o a deterioration of TXU Corp.'s credit or a reduction in TXU Corp.'s credit ratings or the credit ratings of its subsidiaries;

     o extreme volatility in TXU Corp.'s markets that increases margin or credit requirements;

     o    a material breakdown in TXU Corp.'s risk management procedures;

     o prolonged delays in billing and payment resulting from delays in switching customers from one retail electric provider to another; and

     o the occurrence of material adverse changes in TXU Corp.'s businesses that restrict TXU Corp.'s ability to access its liquidity facilities.

     A lack of necessary capital and cash reserves could adversely impact the evaluation of TXU Corp.'s credit worthiness by counterparties and rating agencies. Further, concerns on the part of counterparties regarding TXU Corp.'s liquidity and credit could limit its portfolio management activities.


RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND TXU CORP.'S CONTROL HAVE INCREASED THE LEVEL OF PUBLIC AND REGULATORY SCRUTINY IN TXU CORP.'S INDUSTRY AND IN THE CAPITAL MARKETS AND HAVE RESULTED IN INCREASED REGULATION AND NEW ACCOUNTING STANDARDS. THE REACTION TO THESE EVENTS MAY HAVE NEGATIVE IMPACTS ON TXU CORP.'S BUSINESSES, FINANCIAL CONDITION AND ACCESS TO CAPITAL.

     As a result of the energy crisis in California during 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Additionally, allegations against various energy trading companies of "round trip" or "wash" transactions, which involve the simultaneous buying and selling of the same amount of power at the same price and provide no true economic benefit, power market manipulation and inaccurate power and commodity price reporting have had a negative effect on the industry. TXU Corp. believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect these events may have on TXU Corp.'s financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and TXU Corp. cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically. Any such new accounting standards could negatively impact TXU Corp.'s reported financial results.

TXU CORP. IS SUBJECT TO COSTS AND OTHER EFFECTS OF RECENT LEGAL PROCEEDINGS; AND IF THESE PROCEEDINGS SHOULD RESULT IN SUBSTANTIAL MONETARY JUDGMENTS OR SETTLEMENTS, TXU CORP.'S FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED.

     TXU Corp. is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims. Since October 2002, a number of lawsuits have been filed in federal and state courts in Texas against TXU Corp. and various of its officers, directors and underwriters. If any of these suits results in a substantial monetary judgment against TXU Corp. or such officers and directors, or is settled on unfavorable terms, TXU Corp.'s financial results could be adversely affected.

     In addition, TXU Corp. is unable to predict whether its decision to exit all of its operations in Europe, including the administration proceeding involving TXU Corp.'s indirect subsidiary, TXU Europe Limited, might result in lawsuits by the creditors of or others associated with TXU Europe. If any such lawsuit were filed and resulted in a substantial monetary judgment against TXU Corp. or were settled on unfavorable terms, TXU Corp.'s financial results could be adversely affected.


FACTORS RELATING TO THE POTENTIAL VOLATILITY OF TXU CORP.'S COMMON STOCK.

     The market price of TXU Corp.'s common stock has been volatile in the past, and a variety of factors could cause the price to fluctuate in the future. In addition to the matters discussed above, the following could impact the market price for TXU Corp.'s common stock:

     o    developments related to TXU Corp.'s businesses;

     o    fluctuations in TXU Corp.'s results of operations;

     o    the level of dividends;

     o    TXU Corp.'s debt to equity ratios and other leverage ratios;

     o    effect of significant events relating to the energy sector in general;

     o    sales of TXU Corp. securities into the marketplace;

     o general conditions in the industry and the energy markets in which TXU Corp. is a participant;

     o    the worldwide economy;

     o    an outbreak of war or hostilities;

     o a shortfall in revenues or earnings compared to securities analysts' expectations;

     o    changes in analysts' recommendations or projections; and

     o    actions by credit rating agencies.

Fluctuations in the market price of TXU Corp.'s common stock may be unrelated to TXU Corp.'s performance. General market price declines or market volatility could adversely affect the price of TXU Corp.'s common stock and the current market price may not be indicative of future market prices.

     The issues and associated risks and uncertainties described above are not the only ones TXU Corp. may face. Additional issues may arise or become material as the energy industry evolves.

                           RISKS RELATED TO THE NOTES


THE TRADING PRICE OF THE NOTES COULD BE SIGNIFICANTLY AFFECTED BY THE MARKET PRICE OF TXU CORP. COMMON STOCK.

     TXU Corp. expects that the trading price of the notes will be significantly affected by the market price of its common stock. This may result in greater volatility in the trading price of the notes than would be expected for nonconvertible debt securities. The market price of TXU Corp. common stock will likely continue to fluctuate in response to factors including those discussed above in --"Factors Relating to Potential Volatility of TXU Corp.'s Common Stock," many of which are beyond TXU Corp.'s control.


TXU CORP. CANNOT ASSURE HOLDERS THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     The notes are not listed on any securities exchange. TXU Corp. cannot assure holders that an active trading market for the notes will develop. If an active trading market does not develop, the trading price and liquidity of the notes may be adversely affected.


TXU CORP. MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO PURCHASE THE NOTES UPON A FUNDAMENTAL CHANGE OR OTHER PURCHASE DATE, AS REQUIRED BY THE INDENTURE GOVERNING THE NOTES.

     On July 15, 2008, July 15, 2013, July 15, 2018, July 15, 2023 and July 15,
2028, holders of the notes may require TXU Corp. to purchase their notes for cash or, other than on July 15, 2008, shares of TXU Corp. common stock. In addition, holders of the notes also may require TXU Corp. to purchase their notes for cash upon a Fundamental Change as described under DESCRIPTION OF THE NOTES -- "Fundamental Change Requires Purchase of notes by TXU Corp. at the Option of the Holder." A Fundamental Change also may constitute an event of default, and result in the acceleration of the maturity of TXU Corp.'s then existing financing arrangements. TXU Corp. cannot assure the holders that it would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for the notes tendered by holders in the event of a Fundamental Change or otherwise. Failure by TXU Corp. to purchase the notes when required would result in an event of default with respect to the notes.


HOLDERS SHOULD CONSIDER THE US FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE NOTES.

     TXU Corp. intends to treat the notes as indebtedness for US federal income tax purposes and intends to take the position that the notes will be subject to the special regulations governing contingent payment debt instruments (CPDI). Notwithstanding the issuance of recent guidance from the IRS, the application of the CPDI regulations to instruments such as the notes is uncertain in several respects, and, as a result, no assurance can be given that the IRS or a court will agree with the treatment described herein, and no ruling will be obtained from the IRS concerning the application of the CPDI regulations to the notes. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of the notes into shares of TXU Corp. common stock, and might recognize capital gain or loss upon a taxable disposition of the notes. In addition, if the IRS were to successfully assert that the notes are not indebtedness, non-US holders would generally be subject to a 30% US federal withholding tax on payments of interest made in respect of the notes. Please read MATERIAL US FEDERAL INCOME TAX CONSIDERATIONS in this prospectus.


HOLDERS OF NOTES WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO TXU CORP. COMMON STOCK, BUT HOLDERS WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO TXU CORP. COMMON STOCK.

     Holders of notes will not be entitled to any rights with respect to TXU Corp. common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on TXU Corp. common stock), but holders will be subject to all changes affecting the common stock. A holder will only be entitled to rights on the common stock if and when TXU Corp. delivers shares of common stock to the holder upon conversion of its notes and, in limited cases, under the Conversion Rate adjustments of the notes. For example, in the event that an amendment is proposed to TXU Corp.'s articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, the holders will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of TXU Corp. common stock.


TXU CORP. MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF ITS COMMON STOCK.

     TXU Corp. is not restricted from issuing additional common stock during the remaining life of the notes and has no obligation to consider the interests of the holders for any reason. If TXU Corp. issues additional shares of common stock, it may materially and adversely affect the price of TXU Corp. common stock and, in turn, the price of the notes.


TXU CORP.'S RIGHTS PLAN COULD LIMIT ANOTHER PARTY'S ABILITY TO ACQUIRE TXU CORP.

     Certain provisions in the shareholder rights plan adopted by the Board of Directors of TXU Corp. could make it difficult for another company to acquire TXU Corp. in a transaction that is not approved by TXU Corp.'s Board of Directors. This also will impact the ability of the holders to benefit from any related takeover premium for TXU Corp. common stock. See DESCRIPTION OF COMMON STOCK.

                                 USE OF PROCEEDS

     The selling securityholders will receive all of the net proceeds from the sales of the securities. TXU Corp. will not receive any of the proceeds from the sales of the securities by the selling securityholders.


                    DIVIDENDS AND PRICE RANGE OF COMMON STOCK

     The following table sets forth the high and low sales prices per share of TXU Corp.'s common stock reported on The New York Stock Exchange composite tape and the dividends paid during the indicated periods.

                                                                     PRICE RANGE
                                                          ---------------------------------
                                                                                  DIVIDENDS
                          PERIOD                            HIGH         LOW      PER SHARE
-------------------------------------------------------   ---------   ---------   ---------
2001   First Quarter.................................     $ 44.13     $ 34.81     $ 0.600
       Second Quarter................................       49.74       39.60       0.600
       Third Quarter.................................       50.00       43.25       0.600
       Fourth Quarter................................       49.97       43.11       0.600
2002   First Quarter.................................       55.20       46.27       0.600
       Second Quarter................................       57.05       48.81       0.600
       Third Quarter.................................       51.85       33.65       0.600
       Fourth Quarter................................       40.99       10.10       0.600
2003   First Quarter.................................       20.37       15.00       0.125
       Second Quarter................................       22.87       17.54       0.125
       Third Quarter.................................       23.70       19.58       0.125
       Fourth Quarter (through October 30, 2003).....       23.30       22.65       0.125

     TXU Corp., or its predecessor, has declared common stock dividends payable in cash in each year since the incorporation of TXU Corp.'s predecessor in 1945. Future dividends may vary depending upon TXU Corp.'s profit levels, operating cash flow and capital requirements as well as financial and other business conditions existing at the time.

     The last reported sale price of TXU Corp.'s common stock on the New York Stock Exchange composite tape on October 30, 2003 was $22.90 per share.

                             SELLING SECURITYHOLDERS

     TXU Corp. originally issued the notes in a private placement in July 2003. The initial purchasers of the notes have advised TXU Corp. that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined in Rule 144A of the Securities Act. Selling securityholders may offer and sell the notes and/or shares of TXU Corp. common stock issuable upon conversion of the notes pursuant to this prospectus. References to the "selling securityholders" in this prospectus include those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

     The selling securityholders are offering the securities under this prospectus pursuant to existing registration rights conferred by the registration rights agreement, as described under REGISTRATION RIGHTS. The following table sets forth information, as of October 30, 2003, with respect to the selling securityholders and the principal amounts of the notes and number of shares beneficially owned by each of them that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. Unless set forth below, to TXU Corp.'s knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with TXU Corp. or any of TXU Corp.'s predecessors or affiliates, or beneficially owns in excess of 1% of the outstanding shares of TXU Corp. common stock. Since the date on which each selling securityholder identified below provided this information, any of these selling securityholders may have sold, transferred or otherwise disposed of all or a portion of its securities in transactions exempt from the registration requirements of the Securities Act or pursuant to this prospectus. Information concerning the selling securityholders may change from time to time, and any changed information will be set forth in supplements to this prospectus or in post-effective amendments to the shelf registration statement, of which this prospectus is part, to the extent required. In addition, the conversion ratio, and therefore the number of shares issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares issuable upon conversion of the notes may increase or decrease.

     The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the securities. Because the selling securityholders are not obligated to sell securities, TXU Corp. cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

                                        Principal Amount of                     Number of Shares      Percentage of
                                        Notes Beneficially     Percentage of     of Common Stock        Shares of
                                            Owned That             Notes            That May           Common Stock
Selling Securityholder                      May be Sold         Outstanding        be Sold (1)      Outstanding (2)(3)
------------------------------------    -------------------    -------------    ----------------    ------------------
AIG DKR SoundShore Oasis Holding         $    8,750,000             1.7              253,127                *
   Fund Ltd
AIG DKR SoundShore Strategic                 17,500,000             3.3              506,255                *
   Holding Fund Ltd
Argent Classic Convertible                    2,500,000              *                72,322                *
   Arbitrage Fund (Bermuda) Ltd.
Argent Lowlev Convertible Arbitrage           1,800,000              *                52,072                *
   Fund LLC
Argent Lowlev Convertible Arbitrage           5,800,000             1.1              167,787                *
   Fund Ltd.
Bear, Stearns & Co., Inc.                     2,500,000              *                72,322                *
Consulting Group Capital Market               2,000,000              *                57,857                *
   Funds
D.E. Shaw Investment Group, L.P.              9,500,000             1.8              274,824                *
D.E. Shaw Valence Portfolios, L.P.           38,000,000             7.1            1,099,298                *
Gaia Offshore Master Fund Ltd                 6,200,000             1.2              179,359                *


                                       27


                                        Principal Amount of                     Number of Shares      Percentage of
                                        Notes Beneficially     Percentage of     of Common Stock        Shares of
                                            Owned That             Notes            That May           Common Stock
Selling Securityholder                      May be Sold         Outstanding        be Sold (1)      Outstanding (2)(3)
------------------------------------    -------------------    -------------    ----------------    ------------------
Highbridge International LLC                 25,000,000             4.8              723,222                *
JMG Capital Partners, LP                     15,000,000             2.8              433,933                *
JMG Triton Offshore Fund, Ltd                15,000,000             2.8              433,933                *
Lyxor/Gaia II Fund Ltd                        1,800,000              *               520,072                *
Lyxor Master Fund                               600,000              *                17,357                *
MLQA Convertible Securities                   2,500,000              *                72,322                *
   Arbitrage, Ltd
Nomura Securities Intl Inc.                  40,000,000             7.6            1,157,156                *
Peoples Benefit Life Insurance                4,000,000              *               115,715                *
   Company Teamsters
President & Fellows of Harvard               40,000,000             7.6            1,157,156                *
   College
Quattro Fund Ltd                              4,800,000              *               138,858                *
S.A.C. Capital Associates, LLC               10,500,000             2.0              303,753                *
SAM Investments LDC                          50,000,000             9.5            1,446,445                *
St. Albans Partners Ltd                       4,000,000              *               115,715                *
Tempo Master Fund LP                         39,250,000             7.5            1,135,459                *
White River Securities LLC                    2,500,000              *                72,322                *
Windmill Master Fund, LP                     10,000,000             1.9              289,289
Xavex Convertible Arbitrage 2 Fund              800,000              *                23,143                *
Zurich Institutional Benchmark                  400,000              *                11,571                *
   Master Fund LTD
Zurich Institutional Benchmark                1,200,000              *                34,714                *
   Management c/o Quattro Fund
Unnamed securityholders or any              193,600,000            36.8            5,600,636                *
   future transferees, pledgees,
   donees, assignees or successors
   of or from any such unnamed
   securityholder (4)
                                         --------------           -----           ----------             -------
Total                                    $  525,500,000           100.0           15,202,137             4.4 (5)
                                         ==============           =====           ==========             =======
______________

*    Less than 1%
(1) Assumes conversion of all of the holder's notes at an initial conversion rate of 28.9289 shares of TXU Corp. common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under DESCRIPTION OF NOTES--"Conversion Rights--Conversion Rate Adjustments." As a result, the number of shares of TXU Corp. common stock issuable upon conversion of the notes may increase or decrease in the future.
(2) Calculated on the basis of 323,802,730 shares of TXU Corp. common stock outstanding as of September 30, 2003. In calculating this percentage, based on Rule 13d-3(d)(i) of the Exchange Act, TXU Corp. treated as outstanding that number of shares of TXU Corp. common stock issuable upon conversion of all of the particular holder's notes. However, TXU Corp. did not assume the conversion of any other holder's notes.
(3) Assumes that all holders of notes, or any future transferees, pledgees, donees, or successors of or from such holders of notes, do not beneficially own any shares of TXU Corp. common stock other than the shares issuable upon conversion of the notes at the initial conversion rate.


                                       28


(4) Information about other selling securityholders will be provided in one or more prospectus supplements or post-effective amendments to the registration statement of which the prospectus is a part.
(5) Calculated by dividing the number of shares that the selling securityholders may sell under this prospectus by the sum of the 323,802,730 shares of TXU Corp. common stock outstanding as of September 30, 2003 plus the 15,202,137 shares into which the $525,500,000 notes are convertible.

                              DESCRIPTION OF NOTES

GENERAL

     The notes were issued under TXU Corp.'s Indenture (For Unsecured Debt Securities Series N), dated as of July 1, 2003, to The Bank of New York, as trustee, as supplemented by an Officer's Certificate, dated July 15, 2003, and are convertible by the holders into shares of TXU Corp. common stock at the Conversion Rate under certain circumstances described below under -- "Conversion Rights." The indenture and officer's certificate establish the terms of the notes. The notes are a new series of debt securities that TXU Corp. issued under the indenture. The notes and all other debt securities issued under the indenture are collectively referred to herein as debt securities. The indenture permits TXU Corp. to issue an unlimited amount of debt securities from time to time. All debt securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional debt securities of such series. This means that TXU Corp. may from time to time, without the consent of the existing holders of the notes, create and issue further debt securities having the same terms and conditions as the notes in all respects, except for issue date, issue price and, if applicable, the initial interest payment on such debt securities. Additional debt securities issued in this manner will be consolidated with, and will form a single series with, the notes.

     Material provisions of the indenture and the officer's certificate are summarized below. TXU Corp. will make copies of the indenture and officer's certificate available upon request, and prospective investors should read the indenture and officer's certificate for provisions that may be important to them. The indenture is qualified under the Trust Indenture Act of 1939. Prospective investors should refer to the Trust Indenture Act. Whenever particular provisions or defined terms in the indenture and officer's certificate are referred to under this DESCRIPTION OF THE NOTES, those provisions or defined terms are incorporated by reference herein.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of the notes will generally have a position junior to the claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. Many of these subsidiaries have outstanding indebtedness, and TXU Gas, US Holdings and TXU Energy have outstanding shares of preferred stock or preferred membership interests. The notes do not limit the amount of indebtedness or preferred stock issuable by TXU Corp.'s subsidiaries.

     The notes are represented by global certificates registered in the name of Cede & Co., as nominee for DTC. DTC acts as securities depository for such notes. Purchases of these notes will be made in book-entry form. Except as described below, purchasers will not receive certificates representing the notes. See--"Book-Entry" below.

     The notes will mature on July 15, 2033. The notes are issued only in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount in excess thereof. The notes are limited to $525,500,000 in aggregate principal amount.

     The notes:

     o    are general unsecured obligations of TXU Corp;

     o rank equally in right of payment with all of TXU Corp.'s other existing and future unsecured and unsubordinated indebtedness; and

     o with respect to the assets and earnings of TXU Corp.'s subsidiaries, effectively rank below all claims of creditors and preferred stock and preferred membership interests of TXU Corp.'s subsidiaries.

     As of June 30, 2003, TXU Corp. and its consolidated subsidiaries had approximately $13.3 billion aggregate principal amount of outstanding long-term debt (including amounts then currently due) (of which $10.05 billion is long-term debt of subsidiaries) and approximately $515 million of outstanding preferred trust securities (of which $147 million was subsidiary obligated). TXU

Corp.'s subsidiaries also had approximately $207 million of outstanding preferred stock as of June 30, 2003.


REGULAR INTEREST

     The notes bear regular interest at an annual rate equal to 3-month LIBOR (as defined below), reset quarterly, plus 1.50%. Interest is payable in arrears on January 15, April 15, July 15 and October 15 of each year, beginning October 15, 2003, for the period, which is referred to as an interest period, commencing on and including the immediately preceding interest payment date (or, if none, July 15, 2003) to, but excluding the applicable interest payment date. Interest will be paid to the person in whose name a note is registered at the close of business on January 1, April 1, July 1 or October 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of the actual number of days for which interest is payable in the relevant interest period, divided by 360.

     If any interest payment date (other than an interest payment date coinciding with the maturity date or earlier redemption date or purchase date) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, provided that, if such business day falls in the next succeeding calendar month, the interest payment date will be brought forward to the immediately preceding business day. If the maturity date, redemption date or purchase date of a note would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the maturity date, redemption date or purchase date to such next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close, provided such day is also a London banking day. "London banking day" means a day on which commercial banks are open for business, including dealings in US dollars, in London.

     The notes are redeemable prior to maturity only on or after July 15, 2008 and as described below under -- "Optional Redemption," --"Purchase of Notes by TXU Corp. at the Option of the Holder" and --"Fundamental Change Permits Purchase of Notes by TXU Corp. at the Option of the Holder," and do not have the benefit of a sinking fund. Principal of and interest on the notes will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained for such purpose, in the Borough of Manhattan, The City of New York. If certain conditions have been satisfied, the notes may be presented for conversion at the office of the conversion agent, and for registration of transfer or exchange at the office of the registrar, such agent and registrar initially being the trustee. No service charge will be made for any registration of transfer or exchange of notes, but payment of a sum sufficient to cover any tax or other government charge payable in connection therewith may be required.

     Maturity, conversion, purchase by TXU Corp. at the option of a holder or redemption of a note will cause interest to cease to accrue on such note. TXU Corp. may not reissue a note that has matured or been converted, purchased by TXU Corp. at the option of a holder, redeemed or otherwise cancelled.


3-MONTH LIBOR

     The annual rate of regular interest payable on the notes will be reset on the first day of each interest period for the notes. If any interest reset date would otherwise be a day that is not a business day, that interest reset date will be postponed to the next succeeding business day, except if that business day falls in the next succeeding calendar month, that interest reset date will be the immediately preceding business day.

     The trustee will determine 3-month LIBOR on the second London banking day preceding the related interest reset date, which will be referred to as the interest determination date.

     "3-month LIBOR" means:

     (a) the rate for three-month deposits in US dollars commencing on the related interest reset date, that appears on the Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on the interest determination date; or

     (b) if no rate appears on the particular interest determination date on the Moneyline Telerate Page 3750, the rate calculated by the trustee as the arithmetic mean of at least two offered quotations obtained by the trustee after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the trustee with its offered quotation for deposits in US dollars for the period of three months, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in US dollars in that market at that time; or

     (c) if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the trustee as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular interest determination date by three major banks in The City of New York selected by the trustee for loans in US dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in US dollars in that market at that time; or

     (d) if the banks so selected by the trustee are not quoting as mentioned in clause (c), 3-month LIBOR in effect on the particular interest determination date.

     "Moneyline Telerate Page 3750" means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for US dollars.

     In addition, TXU Corp. will pay contingent interest on the notes under the circumstances described below under --"Contingent Interest."


CONTINGENT INTEREST

     TXU Corp. will pay contingent interest to the holders of notes during any six-month period from January 15 to July 14 or from July 15 to January 14 commencing on or after July 15, 2008 for which the average of the trading prices of the notes for the applicable five trading day reference period equals or exceeds 120% of the principal amount of the notes as of the trading day immediately preceding the first day of the applicable six-month interest period. The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period. Contingent interest, if any, will accrue and be payable in two equal installments on each of the two quarterly payment dates for the notes next succeeding the first day of the relevant six-month period.

     During any six-month period when contingent interest shall be payable, the contingent interest payable per note in respect of any six-month period will be at an annual rate equal to 0.25% of the average of the trading prices of the notes for the applicable five trading day reference period.

     The record date and payment date for contingent interest, if any, will be the same as the regular record date and payment date for the quarterly interest payments on the notes.

     A "trading day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if TXU Corp.'s common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which TXU Corp.'s common stock is then listed or, if TXU Corp.'s common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System (Nasdaq) or, if TXU Corp.'s common stock is not quoted on Nasdaq, on the principal other market on which such common stock is then traded.

     The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the bid solicitation agent for $5 million principal amount of notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated, nationally recognized securities dealers selected by TXU Corp.; provided that if at least three such bids cannot reasonably be obtained by the conversion agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the conversion agent, this one bid shall be used. If, however, no bid is obtained by the bid solicitation agent, or in the reasonable judgment of TXU Corp., the bid quotations are not indicative of the secondary market value of the notes, then, for purposes of determining whether contingent interest will be payable, the trading price of the notes will equal (a) the then applicable Conversion Rate of the notes multiplied by (b) the average last reported sale price of TXU Corp. common stock for the five trading days ending on such determination date.

     The "last reported sale price" of TXU Corp. common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the New York Stock Exchange or, if TXU Corp.'s common stock is not listed on the New York Stock Exchange, the principal securities exchange on which TXU Corp. common stock is traded or, if TXU Corp.'s common stock is not listed on a US national or regional securities exchange, as reported by the Nasdaq National Market.

     If TXU Corp. common stock is not listed for trading on a US national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "last reported sale price" will be the last quoted bid price for TXU Corp. common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

     If TXU Corp. common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and ask prices for TXU Corp. common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by TXU Corp. for this purpose.

     The bid solicitation agent will initially be the trustee. TXU Corp. may change the bid solicitation agent, but the bid solicitation agent will not be an affiliate of TXU Corp. The bid solicitation agent will solicit bids from nationally recognized securities dealers that are believed by TXU Corp. to be willing to bid for the notes.

     TXU Corp. will notify the holders of the notes upon a determination that they will be entitled to receive contingent interest during a six-month period. In connection with providing such notice, TXU Corp. will issue a press release and publish a notice containing information regarding the contingent interest determination in a newspaper of general circulation in The City of New York or publish the information on the TXU Corp. web site or through such other public medium as may be used at that time.


CONVERSION RIGHTS

     Subject to the conditions and during the periods and under the circumstances described below, holders may convert each of their notes into shares of TXU Corp. common stock at a Conversion Rate of 28.9289 shares of common stock per $1,000 principal amount of notes, equivalent to an initial Conversion Price of $34.5675 per share of TXU Corp. common stock.

     Upon a conversion, TXU Corp. will have the right to deliver, in lieu of its common stock, cash or a combination of cash and its common stock, as described below.

     A holder of a note otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the Applicable Stock Price. The "Applicable Stock Price" is equal to the average of the Volume Weighted Average Prices of TXU Corp. common stock over the five-trading day period starting the third trading day following the conversion date of the notes, or, if such Volume Weighted Average Price is not available for any trading day, the market price of one share of TXU Corp. common stock on such day during such period as determined in good faith by TXU Corp. using the volume weighted method. The "Volume Weighted Average Price" means the volume weighted average as displayed under the heading "Bloomberg VWAP" on Bloomberg Page TXU [equity] AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time).

     A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

     Except as otherwise described below, holders will not receive any cash payment representing accrued and unpaid interest (including contingent interest, if any) upon conversion of a note and TXU Corp. will not adjust the Conversion Rate to account for the accrued and unpaid interest. Accrued and unpaid interest (including contingent interest, if any) will be deemed paid in full rather than canceled, extinguished or forfeited. The trustee will initially act as the conversion agent. Notwithstanding conversion of any notes, the holders of the notes and any TXU Corp. common stock issued upon conversion thereof will continue to be entitled to receive any additional amounts to which they are entitled in accordance with the registration rights agreement. See REGISTRATION RIGHTS.

     If a holder converts its notes, TXU Corp. will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of TXU Corp. common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

     If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the holder's behalf, convert the notes into shares of TXU Corp. common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate for the number of full shares of TXU Corp. common stock into which any notes are converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

     In lieu of delivery of shares of TXU Corp. common stock upon conversion of any notes (for all or any portion of the notes), TXU Corp. may elect to pay holders surrendering notes an amount in cash per note (or a portion of a note) equal to the Applicable Stock Price multiplied by the Conversion Rate in effect on the conversion date. TXU Corp. will inform the holders through the trustee no later than two business days following the conversion date of TXU Corp.'s election to deliver shares of TXU Corp. common stock or to pay cash in lieu of delivery of the shares. Shares of TXU Corp. common stock and cash deliverable upon conversion will be delivered through the conversion agent no later than the third business day following the determination of the Applicable Stock Price. If TXU Corp. elects to pay all of such payment in cash, the payment will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. If an event of default, as described under --"Events of Default" and --"Modification and Waiver" below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, TXU Corp. may not pay cash upon conversion of any notes or portion of the note (other than cash for fractional shares).

     If a holder has already delivered a purchase notice as described under either --"Purchase of Notes by TXU Corp. at the Option of the Holder" or --"Fundamental Change Requires Purchase of Notes by TXU Corp. at the Option of the Holder" with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

     Holders of notes at the close of business on a regular record date will receive payments of interest, including contingent interest, if any, payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on such regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date must be accompanied by payment of an amount equal to the interest, including contingent interest, if any, that the holder is to receive on the notes; provided, however, that no such payment need be made if (1) TXU Corp. has specified a redemption date that is after a record date and on or prior to the immediately following interest payment date, (2) TXU Corp. has specified a purchase date following a Fundamental Change that is during such period or (3) any overdue interest (including overdue contingent interest, if any) exists at the time of conversion with respect to such notes to the extent of such overdue interest. The holders of the notes and any common stock issuable upon conversion thereof will continue to be entitled to receive additional amounts in accordance with the registration rights agreement.

     Holders may surrender their notes for conversion into shares of TXU Corp. common stock prior to stated maturity in only the circumstances described below. For a discussion of the federal income tax consequences of a conversion of the notes into TXU Corp. common stock, see MATERIAL US FEDERAL INCOME TAX CONSIDERATIONS.

     CONVERSION UPON SATISFACTION OF MARKET PRICE CONDITION. A holder may surrender any of its notes for conversion into shares of TXU Corp. common stock in any calendar quarter (and only during such calendar quarter) if the last reported sale price of TXU Corp. common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than 120% of the Conversion Price on such last trading day.

     CONVERSION UPON NOTICE OF REDEMPTION. If TXU Corp. elects to redeem the notes, holders may convert their notes into TXU Corp. common stock at any time prior to the close of business on the second business day immediately preceding the redemption date, even if the notes are not otherwise convertible at such time.

     CONVERSION UPON SATISFACTION OF TRADING PRICE CONDITION. A holder may surrender any of its notes for conversion into shares of TXU Corp. common stock prior to maturity during the five business day period after any five consecutive trading day period in which the average of the trading prices of the notes for that period is less than 95% of the average of the Conversion Values of the notes during that period; provided, however, that no notes may be converted based on the satisfaction of this condition if on any day during such five consecutive trading day period, the last reported sale price of TXU Corp. common stock is between the Conversion Price and 120% of the Conversion Price. "Conversion Value" means the Conversion Rate multiplied by the last reported sale price of TXU Corp.'s common stock on the New York Stock Exchange composite tape on each day in the averaging period.

     The "trading price" of the notes on any trading day for purposes of determining whether this condition has been met shall be calculated by the conversion agent as described above under --"Contingent Interest," except that if:

     o the conversion agent cannot obtain at least one bid for $5 million principal amount of the notes; or

     o in the reasonable judgment of TXU Corp., the bid quotations are not indicative of the secondary market value of the notes,

then the trading price of the notes on such trading day will be deemed to be less than 95% of the Conversion Value.

     The conversion agent shall have no obligation to determine the trading price of the notes unless TXU Corp. has requested such determination. TXU Corp. shall have no obligation to make such request unless a holder provides TXU Corp. with reasonable evidence that the trading price of the notes would be less than 95% of the Conversion Value. At this time, TXU Corp. shall instruct the conversion agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the Conversion Value.

     CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS. If TXU Corp. elects to:

     o distribute to all holders of TXU Corp. common stock certain rights entitling holders to purchase, for a period expiring within 60 days after the date of the distribution, shares of TXU Corp. common stock at less than the last reported sale price of a share of TXU Corp. common stock on the trading day immediately preceding the declaration date of the distribution; or

     o distribute to all holders of TXU Corp. common stock its assets, debt securities or certain rights to purchase its securities, which distribution has a per share value as determined by the board of directors of TXU Corp. exceeding 15% of the last reported sale price of a share of TXU Corp. common stock on the trading day immediately preceding the declaration date for such distribution.

TXU Corp. must notify the holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once TXU Corp. has given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or TXU Corp.'s announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time; provided, however, that a holder may not exercise this right to convert if the holder may participate in the distribution without conversion. The "ex-dividend date" is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

     In addition, if TXU Corp. is party to a consolidation, merger or binding share exchange pursuant to which TXU Corp. common stock would be converted into cash or property other than equity securities, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If TXU Corp. engages in certain reclassifications of TXU Corp. common stock or is a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of its assets pursuant to which TXU Corp. common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into TXU Corp. common stock will be changed into a right to convert a note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its notes immediately prior to the transaction. If TXU Corp. engages in any transaction described in the preceding sentence, the Conversion Rate will not be adjusted. If the transaction also constitutes a Fundamental Change, as defined below, a holder can require TXU Corp. to purchase all or a portion of its notes as described below under --"Fundamental Change Requires Purchase of Notes by TXU Corp. at the Option of the Holder."

     CONVERSION RATE ADJUSTMENTS. The Conversion Rate and the resulting Conversion Price will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

     (1) the payment of dividends and other distributions on TXU Corp. common stock payable exclusively in shares of TXU Corp. common stock or other TXU Corp. capital stock;

     (2) the issuance to all holders of TXU Corp. common stock of rights or warrants that allow the holders to purchase shares of TXU Corp. common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the last reported sale price of a share of TXU Corp. common stock on the trading day immediately preceding the declaration date of the distribution;

     (3) subdivisions, combinations, or certain reclassifications of TXU Corp. common stock;

     (4) distributions to all holders of TXU Corp. common stock of assets (including shares of capital stock of subsidiaries of TXU Corp.), debt securities or rights or warrants to purchase TXU Corp. securities (excluding any dividend, distribution or issuance covered by clauses
          (1) or (2) above, and any dividend or distribution paid exclusively in cash); and

     (5) (a) on or prior to July 15, 2008, any dividend or other distribution to all of the holders of TXU Corp. common stock during any quarterly fiscal period of TXU Corp. consisting exclusively of cash in an aggregate amount per share of TXU Corp. common stock (Current Dividend
          Rate) that is not equal to $0.125, as adjusted to reflect subdivisions, combinations or reclassifications of TXU Corp. common stock (Prior Dividend Rate), and (b) following July 15, 2008, any dividend or other distribution to all holders of TXU Corp. common stock consisting exclusively of cash, if this dividend or distribution, aggregated on a rolling twelve-month basis with all other such cash dividends and distributions for which no adjustment has been made under this paragraph (5), has a per share value exceeding 15% of the last reported sale price of TXU Corp. common stock on the trading day immediately preceding the declaration of the dividend or distribution.

     With respect to paragraph (4) above, in the event that a distribution is made to all holders of TXU Corp. common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of TXU Corp., the Conversion Rate will be adjusted based on the market value of the securities so distributed relative to the market value of TXU Corp. common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

     With respect to any adjustment of the Conversion Rate pursuant to paragraph
(5)(a) above:

     o if the Current Dividend Rate is greater than the Prior Dividend Rate, the Conversion Rate shall be increased to equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such date of determination by a fraction of which (x) the numerator shall be the average of the Volume Weighted Average Prices for the three trading days ending on the date immediately preceding the "ex-dividend" date for such dividend or distribution and (y) the denominator shall be the average of the Volume Weighted Average Prices for the three trading days ending on the date immediately preceding the "ex-dividend" date for such dividend or distribution less the difference between (a) the Current Dividend Rate and (b) the Prior Dividend Rate; and

     o if the Current Dividend Rate is less than the Prior Dividend Rate, the Conversion Rate shall be decreased to equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such date of determination by a fraction of which (x) the numerator shall be the average of the Volume Weighted Average Prices for the three trading days ending on the date immediately preceding the "ex-dividend" date for such dividend or distribution and (y) the denominator shall be the average of the Volume Weighted Average Prices for the three trading days ending on the date immediately preceding the "ex-dividend" date for such dividend or distribution plus the difference between (a) the Prior Dividend Rate and (b) the Current Dividend Rate.

     With respect to any adjustment of the Conversion Rate pursuant to paragraph
(5)(b) above, following July 15, 2008, the Conversion Rate shall be increased to equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such date of determination by a fraction of which (x) the numerator shall be the average of the Volume Weighted Average Prices for the three trading days ending on the date immediately preceding the "ex-dividend" date for such dividend or distribution and (y) the denominator shall be the average of the Volume Weighted Average Prices for the three trading days ending on the date immediately preceding the "ex-dividend" date for such dividend or distribution less the aggregate amount per share of the dividends and distributions for which the adjustment is being made.

     Notwithstanding the foregoing, in no event will the Conversion Rate exceed 47.7327, as adjusted pursuant to paragraphs (1), (2), (3) and (4) above, which is referred to as the "maximum conversion rate," as a result of an adjustment pursuant to paragraph (5) above.

     In addition to these adjustments, TXU Corp. may increase the Conversion Rate as the board of directors of TXU Corp. considers advisable to avoid or diminish any income tax to holders of TXU Corp. common stock or rights to purchase TXU Corp. common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. TXU Corp. may also, from time to time, to the extent permitted by applicable law, increase the Conversion Rate by any amount for any period of at least 20 days if the board of directors of TXU Corp. has determined that such increase would be in TXU Corp.'s best interests. If the board of directors of TXU Corp. makes such a determination, it will be conclusive. TXU Corp. will give holders of notes at least 15 days' notice of such an increase in the Conversion Rate.

     No adjustment to the Conversion Rate or the ability of holders of notes to convert will be made if TXU Corp. provides that the holders of notes will participate in the distribution without conversion or in certain other cases.

     The Conversion Rate will not be adjusted:

     o upon the issuance of any shares of TXU Corp. common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on TXU Corp. securities and the investment of additional optional amounts in shares of TXU Corp. common stock under any plan;

     o upon the issuance of any shares of TXU Corp. common stock or options or rights to purchase shares of common stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by TXU Corp. or any of its subsidiaries;

     o upon the issuance of any shares of TXU Corp. common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

     o    for a change in the par value of TXU Corp. common stock; or

     o for accrued and unpaid interest, including contingent interest or additional amounts, if any.

     The holders will receive, upon conversion of the notes into TXU Corp. common stock, in addition to the common stock, the rights under TXU Corp.'s Rights Plan or under any future rights plan TXU Corp. may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged. See DESCRIPTION OF COMMON STOCK.

     Holders may in certain situations be deemed to have received a distribution subject to US federal income tax as a dividend in the event of any taxable distribution to holders of TXU Corp. common stock or in certain other situations requiring a conversion rate adjustment. See MATERIAL US FEDERAL INCOME TAX CONSIDERATIONS.

     Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate. If the adjustment is not made because the adjustment does not change the Conversion Rate by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.


OPTIONAL REDEMPTION

     No sinking fund is provided for the notes. Prior to July 15, 2008, the notes will not be redeemable. On or after July 15, 2008, TXU Corp. may redeem for cash all or part of the notes at any time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest, including contingent interest and additional amounts, if any, to the redemption date. The notice of redemption will inform the holders of TXU Corp.'s election to deliver shares of TXU Corp. common stock or to pay cash or a combination of common stock and cash in the event that a holder elects to convert notes as a result of TXU Corp.'s election to redeem.

     If TXU Corp. decides to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

     If the trustee selects a portion of a holder's note for partial redemption and the holder converts a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

     In the event of any redemption in part, TXU Corp. will not be required to:

     o issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice; or

     o register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.


PURCHASE OF NOTES BY TXU CORP. AT THE OPTION OF THE HOLDER

     Holders have the right to require TXU Corp. to purchase the notes on July 15, 2008, July 15, 2013, July 15, 2018, July 15, 2023 and July 15, 2028 (each, a put date). TXU Corp. will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant put date until the close of business on the fifth business day prior to the put date. If the purchase notice is given and withdrawn during such period, TXU Corp. will not be obligated to purchase the related notes. TXU Corp.'s purchase obligation will be subject to some additional conditions as described in the indenture. Also, as described in the RISK FACTORS section of this prospectus under the caption "Risks Related to the Notes," TXU Corp. may not have funds sufficient to purchase the notes when it is required to do so. TXU Corp.'s failure to purchase the notes when it is required to do so will constitute an event of default under the indenture with respect to the notes.

     The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including contingent interest and additional amounts, if any, to such put date. Other than on July 15, 2008, TXU Corp. may choose to pay the purchase price for any note in cash or shares of TXU Corp. common stock, or any combination thereof. For a discussion of the US federal income tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see MATERIAL US FEDERAL INCOME TAX CONSIDERATIONS.

     If TXU Corp. elects to pay the purchase price in shares of TXU Corp. common stock, the number of shares to be delivered in exchange for the purchase price to be paid in TXU Corp. common stock will be equal to the purchase price divided by the market price (as defined below) of TXU Corp. common stock. TXU Corp. will not however, deliver fractional shares in purchases using shares of TXU Corp. common stock as consideration. Holders who would otherwise be entitled to receive fractional shares will instead receive cash in an amount equal to the market price of a share of TXU Corp. common stock multiplied by such fraction.

     As used in this prospectus, "market price" means the average of the last reported sale prices per share of TXU Corp. common stock for the 20 trading day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading day period and ending on the applicable date of determination, of any event that would result in an adjustment of the Conversion Rate under the indenture.

     Because the market price of TXU Corp. common stock will be determined prior to the applicable purchase date, the holders bear the market risk that TXU Corp. common stock will decline in value between the date the market price is calculated and the purchase date. TXU Corp. may pay the purchase price in shares of TXU Corp. common stock only if TXU Corp. common stock is listed on a US national securities exchange or quoted in an inter-dealer quotation system of any registered US national securities association.

     Upon determination of the actual number of shares of TXU Corp. common stock to be issued in accordance with the foregoing provisions, if required, TXU Corp. will notify the securities exchanges or quotation systems on which TXU Corp. common stock is then listed or quoted and disseminate the number of shares to be issued on the TXU Corp. website or through another public medium.

     TXU Corp.'s right to purchase the notes with shares of TXU Corp. common stock is subject to various conditions, including,

     o registration of the shares of TXU Corp. common stock to be issued upon purchase under the Securities Act and the Exchange Act, if required; and

     o qualification or registration of the shares of TXU Corp. common stock to be issued upon purchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom.

     If these conditions are not satisfied by a purchase date, TXU Corp. will pay the purchase price of the notes to be purchased in cash. TXU Corp. may not change the form of consideration to be paid for the notes once it has given the holders the required notice, except as described in the preceding sentence.

     On or before the 20th business day prior to each put date, TXU Corp. will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

     (1)  the purchase price;

     (2)  the name and address of the paying agent and the conversion agent;

     (3) whether TXU Corp. will pay the purchase price of the notes in cash or shares of TXU Corp. common stock;

     (4) if TXU Corp. elects to pay the purchase price in shares of TXU Corp. common stock, the method by which it is required to calculate market price of the common stock; and

     (5) the procedures that holders must follow to require TXU Corp. to purchase their notes.

     In connection with providing such notice, TXU Corp. will issue a press release and publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on TXU Corp.'s web site or through such other public medium as TXU Corp. may use at that time.

     A holder's notice electing to require TXU Corp. to purchase its notes must state:

     (1) if certificated notes have been issued, the certificate numbers of the notes;

     (2) the portion of the principal amount of notes to be purchased, in integral multiples of $1,000;

     (3) that the notes are to be purchased by TXU Corp. pursuant to the applicable provisions of the notes and the indenture; and

     (4) the holder's election, in the event that TXU Corp. decides to pay all of the purchase price in shares of TXU Corp. common stock but proves unable to satisfy the conditions for common stock payment and ultimately has to pay cash, to:

          o withdraw its purchase notice with respect to all the notes listed therein; or

          o receive cash for the entire purchase price for all the notes listed in its purchase notice.

     If a holder fails to indicate its election under item (4) above, the holder will be deemed to have elected to receive cash for the entire purchase price for all the notes listed in its purchase notice.

     No notes may be purchased by TXU Corp. at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

     A holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the put date. The notice of withdrawal must state:

     o    the principal amount of the withdrawn notes;

     o if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

     o the principal amount, if any, which remains subject to the purchase notice.

     If the notes are not in certificated form, a holder's notice of withdrawal must comply with appropriate DTC procedures.

     A holder must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. The holder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the purchase price of the notes on the business day following the put date, then:

     o the notes will cease to be outstanding and interest, including contingent interest and additional amounts, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

     o all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).


FUNDAMENTAL CHANGE REQUIRES PURCHASE OF NOTES BY TXU CORP. AT THE OPTION OF THE HOLDER

     If a Fundamental Change, as defined below in this section, occurs, holders will have the right, at their option, to require TXU Corp. to purchase any or all of their notes for cash, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The cash price TXU Corp. is required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including contingent interest and additional amounts, if any, to the Fundamental Change purchase date. For a discussion of the US federal income tax treatment of a holder receiving cash, see MATERIAL US FEDERAL INCOME TAX CONSIDERATIONS.

     A "Fundamental Change" will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

     (1) a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than TXU Corp., its subsidiaries or their respective employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of TXU Corp. common equity representing more than 50% of the voting power of TXU Corp.'s common equity entitled to vote generally in the election of directors; or

     (2) consummation of any share exchange, consolidation or merger of TXU Corp. pursuant to which TXU Corp. common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of TXU Corp. and its subsidiaries, taken as a whole, to any person other than TXU Corp. or one or more of its subsidiaries; provided, however, that a transaction where the holders of TXU Corp. common equity immediately prior to such transaction have directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Fundamental Change.

     A Fundamental Change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

     (1) the last reported sale price of TXU Corp. common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the public announcement thereof, equals or exceeds 105% of the Conversion Price of the notes in effect immediately before the Fundamental Change or the public announcement thereof; or

     (2) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

     For purposes of the above paragraph the term capital stock of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

     On or before the 30th day after the occurrence of a Fundamental Change, TXU Corp. will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things:

     o    the events causing a Fundamental Change;

     o    the date of the Fundamental Change;

     o    the last date on which a holder may exercise the purchase right;

     o    the Fundamental Change purchase price;

     o    the Fundamental Change purchase date;

     o    the name and address of the paying agent and the conversion agent;

     o    the Conversion Rate and any adjustments to the Conversion Rate;

     o the notes with respect to which a Fundamental Change purchase notice has been given by the holder may be converted only if the holder withdraws the Fundamental Change purchase notice in accordance with the terms of the indenture; and

     o the procedures that holders must follow to require TXU Corp. to purchase their notes.

     Simultaneously with providing such notice, TXU Corp. will issue a press release and publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on TXU Corp.'s web site or through such other public medium as TXU Corp. may use at that time.

     To exercise the purchase right, holders must deliver, on or before the 35th day after the date of TXU Corp.'s notice of a Fundamental Change, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form titled "Form of Fundamental Change Purchase Notice" duly completed, to the paying agent. The purchase notice must state:

     o if certificated, the certificate numbers of the holder's notes to be delivered for purchase;

     o the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

     o that the notes are to be purchased by TXU Corp. pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, the purchase notice must comply with appropriate DTC procedures.

     Holders may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Fundamental Change purchase date. The notice of withdrawal shall state:

     o    the principal amount of the withdrawn notes;

     o if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

     o the principal amount, if any, which remains subject to the purchase notice.

     If the notes are not in certificated form, the notice of withdrawal must comply with appropriate DTC procedures.

     TXU Corp. will be required to purchase the notes no later than 35 business days after the date of its notice of the occurrence of the relevant Fundamental Change subject to extension to comply with applicable law. Holders will receive payment of the Fundamental Change purchase price promptly following the later of the Fundamental Change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the Fundamental Change purchase price of the notes on the business day following the Fundamental Change purchase date, then:

     o the notes will cease to be outstanding and interest, including contingent interest and additional amounts, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

     o all other rights of the holder will terminate (other than the right to receive the Fundamental Change purchase price upon delivery or transfer of the notes).

     The rights of the holders to require TXU Corp. to purchase their notes upon a Fundamental Change could discourage a potential acquirer of TXU Corp. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of TXU Corp. common stock, to obtain control of TXU Corp. by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Fundamental Change purchase feature is a term comparable to those contained in offerings by other issuers of debt securities similar to the notes that have been marketed by the initial purchasers. The terms of the Fundamental Change purchase feature resulted from negotiations between the initial purchasers and TXU Corp.

     The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect TXU Corp.'s financial condition. In addition, the requirement that TXU Corp. offer to purchase the notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving TXU Corp.

     No notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the Fundamental Change purchase price of the notes.

     The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of TXU Corp.'s consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require TXU Corp. to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of its assets may be uncertain.

     If a Fundamental Change were to occur, TXU Corp. may not have enough funds to pay the Fundamental Change purchase price. See RISK FACTORS under the caption "Risks Related to the Notes." TXU Corp.'s failure to purchase the notes when required following a Fundamental Change will constitute an event of default under the indenture with respect to the notes. In addition, TXU Corp. has, and may in the future incur, other indebtedness with similar change of control provisions permitting holders to accelerate or to require TXU Corp. to purchase its indebtedness upon the occurrence of similar events or on some specific dates.


DEFEASANCE

     TXU Corp. will be discharged from its obligations on the notes if it irrevocably deposits with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of the notes. (Indenture, Section 701.)


LIMITATION ON LIENS

     The indenture provides that TXU Corp. will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Subsidiary, as defined below, now or hereafter owned by TXU Corp., to secure any Indebtedness, as defined below, without also concurrently securing the outstanding notes and all other Indebtedness entitled to be so secured, equally and ratably with the Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured.

     This restriction does not apply to, or prevent the creation or existence of, and in connection with (1) and (2) below, any extension, renewal or refunding of:

     (1) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time such capital stock is acquired by TXU Corp. or within 270 days after the time of acquisition of such capital stock to secure the purchase price for such capital stock;

     (2) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time such capital stock is acquired by TXU Corp., whether or not the secured obligations are assumed by TXU Corp.;

     (3) any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either:

          (a) the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30 day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

          (b) the payment of each lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

          (c) so long as each lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

     Notwithstanding the foregoing, except as otherwise specified in the officer's certificate setting out the terms of the notes, TXU Corp. may, without securing the notes, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any Subsidiary now or hereafter owned by TXU Corp. to secure any Indebtedness, which would otherwise be subject to the foregoing restriction, up to an aggregate amount which, together with all other such Indebtedness, does not exceed 5% of Consolidated Capitalization, as defined below.

     "Indebtedness" means:

     (1) all indebtedness created or assumed by TXU Corp. for the repayment of money borrowed;

     (2) all indebtedness for money borrowed secured by a lien upon property owned by TXU Corp. and upon which indebtedness for money borrowed TXU Corp. customarily pays interest, although TXU Corp. has not assumed or become liable for the payment of the indebtedness for money borrowed; and

     (3) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by TXU Corp. or in effect guaranteed by TXU Corp. through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of TXU Corp. in respect of indebtedness for money borrowed or other obligations incurred by others.

     "Subsidiary" means an entity in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by TXU Corp. and/or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock or its equivalent ownership interest, that ordinarily has voting power for the election of directors or their equivalent, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

     "Consolidated Capitalization" means the sum of:

     (1)  Consolidated Shareholders' Equity;

     (2) Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of TXU Corp. and its Consolidated Subsidiaries, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

     (3) any preference or preferred stock of TXU Corp. or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions.

     "Consolidated Shareholders' Equity" means the total Assets of TXU Corp. and its Consolidated Subsidiaries less all liabilities of TXU Corp. and its Consolidated Subsidiaries. As used in this definition, "liabilities" means all obligations that would, in accordance with US GAAP, be classified on a balance sheet as liabilities, including without limitation:

     (1) indebtedness secured by property of TXU Corp. or any of its Consolidated Subsidiaries whether or not TXU Corp. or the Consolidated Subsidiary is liable for the payment of the indebtedness unless, in the case that TXU Corp. or the Consolidated Subsidiary is not so liable, the property has not been included among the Assets of TXU Corp. or the Consolidated Subsidiary on the balance sheet;

     (2)  deferred liabilities; and

     (3) indebtedness of TXU Corp. or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of TXU Corp. or such Consolidated Subsidiary.

     As used in this definition, "liabilities" includes preference or preferred stock of TXU Corp. or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

     "Consolidated Subsidiary" means at any date, any Subsidiary the financial statements of which under US GAAP would be consolidated with those of TXU Corp. in its consolidated financial statements as of that date.

     "Assets," with respect to any entity, means the whole or any part of its business, property, assets, cash and receivables.

(Indenture, Section 608.)

     As of June 30, 2003, the Consolidated Capitalization of TXU Corp. was approximately $19.271 billion.


CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Under the terms of the indenture, TXU Corp. may not consolidate with or merge into any other entity, in each case in a transaction in which it is not the surviving entity, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases the properties and assets of TXU Corp. substantially as an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all notes and under the indenture;

     o immediately after giving effect to the transaction, no event of default under the indenture, or event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing; and

     o TXU Corp. shall have delivered to the trustee an officer's certificate and an opinion of counsel as provided in the indenture.

(Indenture, Section 1101.)

     The terms of the indenture do not restrict TXU Corp. in a merger in which TXU Corp. is the surviving entity.


EVENTS OF DEFAULT

     "Event of Default" when used in the indenture with respect to the notes, means any of the following:

     o failure to pay interest, including any contingent interest, on any note for 30 days after it is due;

     o failure to pay the principal of or any premium on any note when due, including TXU Corp.'s obligation to redeem notes after the exercise of its redemption option and TXU Corp.'s obligation to purchase notes upon the occurrence of a Fundamental Change or the exercise by a holder of its option to require TXU Corp. to purchase such holder's notes;

     o failure to perform any other covenant in the indenture that continues for 90 days after TXU Corp. receives written notice from the trustee, or TXU Corp. and the trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding notes;

     o events in bankruptcy, insolvency or reorganization of TXU Corp. specified in the indenture;

     o failure to deliver TXU Corp. common stock upon exercise of a holder's conversion right; or

     o any other event of default included in any supplemental indenture or officer's certificate for the notes.

(Indenture, Section 801.)

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for the notes or any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers such withholding of notice to be in the interests of the holders.


REMEDIES

     If an Event of Default for the notes occurs and continues, the trustee or the holders of at least 33% in aggregate principal amount of all the notes may declare the entire principal amount of all the notes, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of at least 33% in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

     At any time after a declaration of acceleration with respect to the notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the Event of Default giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Corp. has paid or deposited with the trustee a sum sufficient to pay:

          o    all overdue interest on all notes;

          o the principal of and premium, if any, on any notes which have otherwise become due and interest that is currently due;

          o    interest on overdue interest; and

          o    all amounts due to the trustee under the indenture; and

          o any other Event of Default with respect to the notes has been cured or waived as provided in the indenture.

(Indenture, Section 802.)

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp.

     Other than its duties in case of an Event of Default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903.) If the holders provide this reasonable indemnity, the holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred upon the trustee. However, if the Event of Default relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series of debt securities will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture. (Indenture, Section 812.)

     No holder of notes will have any right to institute any proceeding under the indenture, or any other remedy under the indenture, unless:

     o the holder has previously given to the trustee written notice of a continuing Event of Default;

     o the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default has occurred and is continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

     o the trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default under the indenture has occurred and is continuing inconsistent with such written request of holders.

(Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of notes for payment of the principal, premium, if any, or interest on those notes on or after the applicable due date.

     TXU Corp. will provide to the trustee an annual statement by an appropriate officer as to TXU Corp.'s compliance with all conditions and covenants under the indenture. (Indenture, Section 606.)


MODIFICATION AND WAIVER

     Without the consent of any holder of debt securities issued under the indenture, TXU Corp. and the trustee may enter into one or more supplemental indentures for any of the following purposes:

     o to evidence the assumption by any permitted successor of the covenants of TXU Corp. in the indenture and in the debt securities;

     o to add additional covenants of TXU Corp. or to surrender any right or power of TXU Corp. under the indenture;

     o    to add additional Events of Default;

     o to change or eliminate or add any provision to the indenture; provided, however, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

          o when the consent of the holders of debt securities of that series has been obtained in accordance with the indenture; or

          o when no debt securities of the affected series remain outstanding under the indenture;

     o to provide collateral security for all but not part of the debt securities;

     o to establish the form or terms of debt securities of any other series as permitted by the indenture;

     o to provide for the authentication and delivery of bearer securities with or without coupons;

     o to evidence and provide for the acceptance of appointment by a separate or successor trustee or co-trustee;

     o to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

     o to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served;

     o    to cure any ambiguity or inconsistency; or

     o to make any other provisions with respect to matters and questions arising under the indenture, provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect.

(Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive compliance by TXU Corp. with some restrictive provisions of the indenture (Indenture, Section 607). The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding Debt Security of the series affected. (Indenture, Section 813.)

     If the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. TXU Corp. and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

     o change the stated maturity of the principal of, or any installment of principal of or interest on any Debt Security, or reduce the principal amount of any Debt Security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security, without the consent of the holder;

     o reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture, or any waiver of compliance with a provision of the indenture, or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series;

     o modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding Debt Security affected thereby;

     o waive any default in any payment of redemption price, purchase price or Fundamental Change purchase price with respect to any notes, without the consent of the holder of each outstanding Debt Security affected thereby; or

     o waive any default which constitutes a failure to convert any note in accordance with its terms and the terms of the indenture, without the consent of the holder of each outstanding Debt Security affected thereby.

     A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series. (Indenture, Section 1202.)

     The indenture provides that debt securities owned by TXU Corp. or anyone else required to make payments on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

     TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other act of the holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same Debt Security and the holder of every Debt Security issued upon the registration of transfer of or in exchange for that Debt Security. A transferee will also be bound by acts of the trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the Debt Security. (Indenture, Section 104.)


RESIGNATION OF THE TRUSTEE

     The trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and TXU Corp. No resignation or removal of the trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Corp. has delivered to the trustee a resolution of its Board of Directors appointing a successor trustee and the successor has accepted the appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Indenture, Section 910.)


NOTICES

     Notices to holders of notes will be given by mail to the addresses of such holders as they may appear in the security register for notes. (Indenture, Section 106.)


TITLE

     TXU Corp., the trustee, and any agent of TXU Corp. or the trustee, may treat the person in whose name notes are registered as the absolute owner thereof, whether or not the notes may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)


GOVERNING LAW

     The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

INFORMATION ABOUT THE TRUSTEE

     The trustee will be The Bank of New York. In addition to acting as trustee, The Bank of New York acts, and may act, as trustee under various indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of their businesses.


PAYMENT AND PAYING AGENTS

     In the event that any payment date is not a business day, payment will be made on the next succeeding business day, and no interest or other payment will result from the delay, except that, if such business day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. With respect to payments, a business day is a day, other than a Saturday, Sunday or a day on which banking institutions and trust companies are generally authorized or required to remain closed in the place of payment. The place of payment for the notes is The City of New York. Subject to any applicable laws and regulations and the provisions of the indenture, each such payment will be made as described under -- "Book-Entry" below. Payments with respect to certificated notes will be made by check to the address of the holder shown on the register maintained by the trustee. Holders of certificated notes in excess of $1,000,000 principal amount may request payment by wire transfer provided that such request and wire transfer instructions are received by the trustee no later than the record date.

     Interest on each note on each interest payment date will be paid to the person in whose name that note is registered as of the close of business on the regular record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom principal is paid. If there has been a default in the payment of interest on any note, the defaulted interest may be payable to the holder of that note as of the close of business on a date between 10 and 15 days before the date proposed by TXU Corp. for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that note may be listed, if the trustee finds it workable. (Indenture, Section 307.)

     The principal of and premium, if any, and interest on the notes at maturity will be payable upon presentation of the notes at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Corp. TXU Corp. may change the place of payment on the notes, may appoint one or more additional paying agents (including TXU Corp.) and may remove any paying agent, all at the discretion of TXU Corp. (Indenture, Section 602.)


REGISTRATION AND TRANSFER

     The transfer of notes may be registered, and notes may be exchanged for other notes, of authorized denominations and with the same terms and principal amount, at the corporate trust office of The Bank of New York in The City of New York. TXU Corp. may change the place for registration of transfer and exchange of the notes and may designate additional places for registration and exchange. (Indenture, Section 602.) No service charge will be made for any transfer or exchange of the notes. However, TXU Corp. may require payment to cover any tax or other governmental charge that may be imposed. TXU Corp. will not be required to execute or to provide for the registration of, transfer of, or the exchange of (a) any notes during the 15 days before giving any notice of redemption, or
(b) any notes selected for redemption except the unredeemed portion of any note being redeemed in part. (Indenture, Section 305.)


BOOK-ENTRY

     The certificates representing the notes were issued in fully registered form, without coupons. The notes were deposited with the trustee, as custodian for DTC and registered in the name of Cede & Co., as DTC's nominee, in the form of global certificates. The global certificates that were issued during the initial offering of the notes and any notes issued in exchange for those global certificates are subject to restrictions on transfer and bear a legend regarding such restrictions. The notes that are resold under this prospectus will be represented by one or more new unrestricted global certificates. Upon issuance of this global certificate or certificates, DTC will credit the accounts of persons holding through it, including those, if any, who purchased notes pursuant to Regulation S and hold their interests directly through Clearstream Banking or Euroclear, with the respective principal amounts of the notes represented by the new unrestricted global certificate. Except as set forth below, record ownership of the global certificates may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. Ownership of beneficial interests in a global certificate is limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in a global certificate is shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a global certificate directly through DTC if they are participants in such system or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global certificate for all purposes under the indenture and the notes. No beneficial owner of an interest in a global certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Banking.

     Payments of the principal of and interest on a global certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither TXU Corp., the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of DTC or its nominee. TXU Corp. also expects that payments by participants to owners of beneficial interests in such global certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in jurisdictions which require such delivery of such notes or to pledge such notes, such holder must transfer its interest in a global certificate in accordance with DTC's applicable procedures, the procedures set forth in the indenture and, if applicable, those of Euroclear and Clearstream Banking.

     DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global certificate is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange a global certificate for certificated notes, which it will distribute to its participants.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

     Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in the notes represented by global certificates among their respective participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither TXU Corp. nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for a global certificate and a successor depositary is not appointed by TXU Corp. within 90 days, TXU Corp. will issue certificated notes in exchange for a global certificate.

     Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the notes that are not certificated notes will trade in DTC's Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

     The information in this subsection, --"Book-Entry," concerning DTC and DTC's book-entry system has been obtained from sources that TXU Corp. believes to be reliable, but TXU Corp. does not take any responsibility for the accuracy of this information.


TRADING OF THE NOTES

     The notes have not been listed on any securities exchange or included in any automated quotation system.


                               REGISTRATION RIGHTS

     TXU Corp. entered into a registration rights agreement with the initial purchasers pursuant to which TXU Corp. at its cost has, for the benefit of the holders, filed with the SEC the shelf registration statement, of which this prospectus is a part, covering the resale of the securities. This section summarizes the material terms of the registration rights agreement, which is attached as an exhibit to the shelf registration statement. TXU Corp. agreed to use reasonable best efforts to cause the shelf registration statement to become effective within 180 days of the original issuance of the notes and to keep the shelf registration statement effective after its effective date until the earliest to occur of the following:

     o the date on which all securities covered by the registration statement have been sold pursuant to an effective registration statement;

     o the date on which all of the securities have been sold pursuant to Rule 144 under the Securities Act;

     o    such time as there are no longer any of the securities outstanding;
          and

     o    July 25, 2005.

     TXU Corp. will be permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 45 consecutive days or an aggregate of 90 days in any consecutive 12-month period) in specified circumstances, including circumstances relating to pending corporate developments, without being required to pay additional amounts. TXU Corp. need not specify the nature of the event giving rise to a suspension in any notice to the holders of the notes of the existence of a suspension.

     If:

     o after the shelf registration statement is declared effective, the shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of securities as provided in and during the periods specified in the registration rights agreement; or

     o the limits with respect to suspension periods, as described above, are exceeded;

then, in each case (each a "registration default"), TXU Corp. will pay additional amounts, from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured, or if earlier, the date on which the notes may first be resold in reliance on Rule 144(k) under the Securities Act, (i) to all holders of notes, equal to 0.25% of the aggregate principal amount of notes per annum, and
(ii) to all holders of shares, equal to 0.25% per annum of the then applicable Conversion Price. Aggregate additional amounts on the securities will not, however, exceed 0.25% per annum at any time. Any additional amounts due will be payable in cash, quarterly in arrears, on the same dates as the interest payment dates for the notes.

     The term "applicable Conversion Price" means, as of any date of determination, $1,000 principal amount of notes as of such date of determination divided by the Conversion Rate in effect as of such date of determination or, if no notes are then outstanding, the Conversion Rate that would be in effect were notes then outstanding.

     A holder who elects to sell any notes pursuant to the shelf registration statement will

     o    be required to be named as a selling securityholder;

     o    be required to deliver a prospectus to purchasers;

     o will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

     o be bound by the provisions of the registration rights agreement that are applicable to the holder, including certain indemnification obligations.

     To be named as a selling securityholder in the shelf registration statement, of which this prospectus is a part, when it became effective, holders were required to complete and deliver a questionnaire at least five business days prior to the date of effectiveness of the shelf registration statement. If TXU Corp. receives from a holder of the securities a completed questionnaire, together with such other information as may be reasonably requested by TXU Corp., after the effectiveness of the shelf registration statement, TXU Corp. will file an amendment to the shelf registration statement or supplement to the related prospectus within five business days to permit the holder to deliver a prospectus to purchasers of the securities. However, with respect only to any holders that (i) acquired the securities no earlier than the tenth business day prior to the date of effectiveness of the shelf registration statement, (ii) are not named as selling securityholders in the shelf registration statement, (iii) cannot be named in the shelf registration statement through an amendment thereto or a supplement to the prospectus, and (iv) complete and deliver a questionnaire, together with any other information as may be reasonably requested by TXU Corp., no later than the fifth business day after the date of effectiveness of the shelf registration statement, TXU Corp. will file an additional shelf registration statement to permit any such holders to deliver a prospectus to purchasers of the securities. Any holder that did not or does not complete and deliver a questionnaire and other information, if required, as described above, has not and will not be named as a selling securityholder in a prospectus and, therefore, will not be permitted to sell any of the securities under the shelf registration statement or the additional shelf registration statement, if any. TXU Corp. agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the shelf registration statement.

                           DESCRIPTION OF COMMON STOCK

     The Texas Business Corporation Act (TBCA), TXU Corp.'s Amended and Restated Articles of Incorporation and TXU Corp.'s Restated Bylaws determine the rights and privileges of holders of TXU Corp.'s common stock. The information below is a summary of those terms. For a more detailed understanding of those terms, you should read TXU Corp.'s Amended and Restated Articles of Incorporation and TXU Corp.'s Restated Bylaws, which have been filed with the SEC, and the applicable provisions of the TBCA. TXU Corp. also makes reference to its Share Rights Plan dated February 19, 1999 (Rights Plan), which has also been filed with the SEC.

     The authorized capital stock of TXU Corp. consists of 1,000,000,000 shares of common stock, without par value, of which 323,802,730 shares were outstanding at September 30, 2003, and 50,000,000 shares of preference stock, $25 par value. Currently, 10,000,000 shares of TXU Corp.'s Series A Preference Stock are authorized and are reserved for issuance pursuant to TXU Corp.'s Rights Plan described below, 3,000 shares of TXU Corp.'s Flexible Money Market Cumulative Preference Stock, Series B, are authorized and are outstanding and 810,000 shares of TXU Corp.'s Mandatorily Convertible Single Reset Preference Stock, Series C, are authorized, outstanding and held by a wholly-owned subsidiary trust.

     Each share of common stock is entitled to one vote on all questions submitted to shareholders and to cumulative voting at all elections of directors. The common stock has no other preemptive or conversion rights. The shares of TXU Corp. common stock offered hereby have been validly authorized and reserved for issuance, and when issued and delivered by TXU Corp., such shares will be fully paid and non-assessable.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of TXU Corp.'s common stock will generally have a position junior to claims of creditors and holders of preference stock of the subsidiaries of TXU Corp. as well as to all holders of debt and preference stock of TXU Corp.

     Holders of preference stock are not accorded voting rights, except that, when dividends thereon are in default in an amount equivalent to four full quarterly dividends, the holders of preference stock are entitled to vote for the election of one-third of the Board of Directors of TXU Corp. or two directors, whichever is greater, and, when dividends are in default in an amount equivalent to eight full quarterly dividends, for the election of the smallest number of directors necessary so that a majority of the full Board of Directors of TXU Corp. shall have been elected by the holders of the preference stock. TXU Corp. must also secure the approval of the holders of two-thirds of the outstanding preference stock prior to effecting various changes in its capital structure.

     TXU Corp. must first pay all dividends due on preference stock before it pays dividends to holders of its common stock. Upon any dissolution or liquidation of TXU Corp., amounts due to holders of preference stock will be paid before any distribution of assets to holders of common stock. Each share of TXU Corp. common stock is equal to every other share of TXU Corp. common stock with respect to dividends and also with respect to distributions upon any dissolution or liquidation.

     TXU Corp. has issued junior subordinated debentures in connection with preferred trust securities previously issued by its subsidiaries, TXU Capital I and TXU Capital II. TXU Corp. has a right, from time to time, to delay interest payments for those junior subordinated debentures for up to 20 consecutive quarters. TXU Corp. may issue, from time to time, additional junior subordinated debentures in connection with the preferred trust securities. TXU Corp. may have a similar right to delay interest payments for those additional junior subordinated debentures. If TXU Corp. exercises any right to delay an interest payment, it would not be able to pay dividends on its common stock during the extension period.

     In addition, TXU Corp. has issued stock purchase contracts, as a component of stock purchase units, which require TXU Corp. to make periodic contract adjustment payments to the holders of the stock purchase units. TXU Corp. has a right to delay these payments during the term of the stock purchase contracts. TXU Corp. may issue, from time to time, additional stock purchase contracts as a component of stock purchase units. TXU Corp. may have a similar right to delay contract adjustment payments on these additional stock purchase contracts. If TXU Corp. exercises any right to delay a contract adjustment payment, it will not be able to pay dividends on its common stock during the extension period.

     TXU Corp.'s common stock is listed on the New York, Chicago and Pacific stock exchanges. The transfer agent for the common stock is TXU Business Services Company, Dallas, Texas.

     On February 19, 1999, TXU Corp.'s Board of Directors adopted the Rights Plan pursuant to which holders of common stock were granted rights to purchase one one-hundredth of a share of Series A Preference Stock (Rights) for each share of TXU Corp.'s common stock held. In the event that any person acquires more than 15% of TXU Corp.'s outstanding common stock in a transaction or transactions that do not have the approval of TXU Corp.'s Board of Directors, the Rights become exercisable, entitling each holder (other than the person who acquired more than 15%) to purchase that number of shares of securities or other property of TXU Corp. having a market value equal to two times the exercise price of each Right held. If TXU Corp. were acquired in a merger or other business combination, each Right would entitle its holder to purchase a number of the acquiring company's common shares having a market value of two times the exercise price of the Right. In either case, TXU Corp.'s Board of Directors may choose to redeem the Rights before they become exercisable.


                  MATERIAL US FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following summary describes the material US federal income tax consequences of the ownership and disposition of the securities as of the date of this prospectus. Thelen Reid & Priest LLP, TXU Corp.'s counsel, is of the opinion that, insofar as it relates to matters of law or legal conclusions, the following summary is accurate in all material respects. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, including retroactive changes, or possible differing interpretations. The discussion below deals only with holders who hold the securities as capital assets. The discussion does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding the securities in a tax-deferred or tax-advantaged account or persons holding the securities as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes.

     TXU Corp. does not address all of the tax consequences that may be relevant to an investor in the securities. In particular, TXU Corp. does not address:

     o the US federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the securities;

     o the US federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the securities;

     o the US federal income tax consequences to holders whose functional currency is not the US dollar; or

     o any state, local or foreign tax consequences of the purchase, ownership or disposition of the securities.

     For purposes of the discussion that follows, a US holder is a beneficial owner of the securities that for US federal income tax purposes is:

     o    an individual citizen or resident of the US;

     o a corporation, including any entity treated as a corporation for US federal income tax purposes, created or organized in or under the laws of the US, or any political subdivision thereof;

     o an estate if its income is subject to US federal income taxation regardless of its source; or

     o a trust (1) that is subject to the primary supervision of a US court and the control of one or more US persons or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a US person.

     Except in the case of a partnership, a non-US holder is a beneficial owner of the securities other than a US holder. If a partnership, including for this purpose any entity treated as a partnership for US federal income tax purposes, is a beneficial owner of the securities, the US federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the securities that is a partnership and partners in such partnership should consult their individual tax advisors about the US federal income tax consequences of holding and disposing of the securities.

     No statutory or judicial authority directly addresses the treatment of the notes or instruments similar to the notes for US federal income tax purposes. The IRS has recently issued a revenue ruling with respect to instruments similar to the notes. To the extent it addresses the issues, this ruling supports certain aspects of the treatment described below. No ruling has been or is expected to be sought from the IRS with respect to the US federal income tax consequences to the holders of the notes. The IRS would not be precluded from taking contrary positions. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

     TXU CORP. URGES PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN US FEDERAL OR OTHER TAX LAWS.


CLASSIFICATION OF THE NOTES

     TXU Corp. intends to treat the notes as indebtedness for US federal income tax purposes and intends to take the position that the notes will be subject to the special regulations governing contingent payment debt instruments, which is referred to as the "CPDI regulations." Pursuant to the terms of the indenture, TXU Corp. and each holder of the notes agrees, for US federal income tax purposes, to treat the notes as debt instruments that are subject to the CPDI regulations, and the remainder of this discussion assumes that the notes will be so treated.

     In addition, under the indenture, each holder will be deemed to have agreed to treat the fair market value of TXU Corp. common stock received by such holder upon conversion as a contingent payment and to accrue interest with respect to the notes as original issue discount for US federal income tax purposes according to the "non-contingent bond method," set forth in section 1.1275-4(b) of the CPDI regulations, using the comparable yield (as defined below) compounded semiannually and the projected payment schedule (as defined below) determined by TXU Corp. Notwithstanding the issuance of the recent revenue ruling referred to above, the application of the CPDI regulations to instruments such as the notes is uncertain in several respects, and, as a result, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of the notes into shares of TXU Corp. common stock, and might recognize capital gain or loss upon a taxable disposition of the notes. Further, if the IRS were to successfully assert that the notes are not indebtedness, non-US holders would generally be subject to a 30% US federal withholding tax on payments of interest made in respect of the notes. Holders should consult their tax advisors concerning the tax treatment of holding and disposing of the notes.


TREATMENT OF US HOLDERS

  ACCRUAL OF INTEREST ON THE NOTES

     Pursuant to the CPDI regulations, a US holder will be required to accrue interest income on the notes, which TXU Corp. sometimes refers to as original issue discount, in the amounts described below, regardless of whether the US holder uses the cash or accrual method of tax accounting. Accordingly, US holders will likely be required to include interest in taxable income in each year in excess of the accruals on the notes for non-tax purposes; that is, in excess of the stated semi-annual cash interest payable on the notes and any contingent interest payments actually received in that year.

     The CPDI regulations provide that a US holder must accrue an amount of ordinary interest income, as original issue discount for US federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

     (1)  the product of

          (i) the adjusted issue price, as defined below, of the notes as of the beginning of the accrual period and

          (ii) the comparable yield, as defined below, of the notes, adjusted for the length of the accrual period;

     (2)  divided by the number of days in the accrual period; and

     (3) multiplied by the number of days during the accrual period that the US holder held the notes.

     The notes' issue price is the first price at which a substantial amount of the notes were sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments (as defined below) previously made, including payments of stated cash interest, with respect to the notes.

     Unless certain conditions are met, the term "comparable yield" means the annual yield TXU Corp. would pay, as of the initial issue date, on a non-contingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise comparable to those of the notes. TXU Corp. intends to take the position that the comparable yield for the notes is 4.997%, compounded semiannually. The precise manner of calculating the comparable yield, however, is not entirely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could differ materially from the comparable yield provided by TXU Corp. Moreover, the projected payment schedule, as discussed below, could differ materially from the projected payment schedule provided by TXU Corp.

     The CPDI regulations require that TXU Corp. provides to US holders, solely for US federal income tax purposes, a schedule of the projected amounts of payments, which TXU Corp. refers to as projected payments, on the notes. This schedule must produce the comparable yield. The projected payment schedule includes the stated quarterly regular interest payments, estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment.

     US holders may also obtain the projected payment schedule by submitting a written request for such information to: TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, Attention: Treasury Department.

     THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A US HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR US FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE NOTES.

     Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Internal Revenue Code of 1986, as amended, which is referred to in this section as the "Code."

  ADJUSTMENTS TO INTEREST ACCRUALS ON THE NOTES

     As noted above, the projected payment schedule includes amounts attributable to the stated semiannual cash interest payable on the notes. Accordingly, the receipt of the stated semi-annual cash interest payments will not be separately taxable to US holders. If, during any taxable year, a US holder receives actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the US holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The US holder will treat a "net positive adjustment" as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of TXU Corp. common stock received upon conversion.

     If a US holder receives in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, the US holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will

     (a) first reduce the US holder's interest income on the notes for that taxable year and

     (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the US holder's interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

Any negative adjustment in excess of the amounts described in (a) and (b) above will be carried forward and treated as a negative adjustment in the succeeding taxable year and will offset future interest income accruals in respect of the notes or will reduce the amount realized on the sale, exchange, purchase by TXU Corp. at the holder's option, conversion, redemption or retirement of the notes.

  PURCHASE FOR PREMIUM OR DISCOUNT

     If a US holder purchases a note at a premium or discount to the note's adjusted issue price at the time of purchase, the US holder must reasonably allocate any difference between the adjusted issue price of the note at the time of the purchase and the price paid by the US holder to daily portions of interest or projected payments over the remaining term of the note. If the price paid by the US holder is less than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. If the price paid by the US holder is greater than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. US holders should consult their own tax advisors concerning the operation of these rules and the allocation of the premium or discount.

  SALE, EXCHANGE, CONVERSION OR REDEMPTION OF THE NOTES

     Generally, the sale or exchange of a note, the purchase of a note by TXU Corp. at the holder's option or the redemption or retirement of a note for cash will result in taxable gain or loss to a US holder. As described above, TXU Corp.'s calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of common stock upon conversion as a contingent payment with respect to the notes. Accordingly, TXU Corp. intends to treat the receipt of TXU Corp. common stock by a US holder upon the conversion of a note as a contingent payment under the CPDI regulations. Under this treatment, conversion also would result in taxable gain or loss to the US holder. As described above, holders will be deemed to have agreed to be bound by TXU Corp.'s determination of the comparable yield and the schedule of projected payments.

     The amount of gain or loss on a taxable sale, exchange, purchase by TXU Corp. at the holder's option, conversion, redemption or retirement would be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the US holder, including the fair market value of any of TXU Corp. common stock received, and (b) the US holder's adjusted tax basis in the note. A US holder's adjusted tax basis in a note will generally be equal to the US holder's original purchase price for the note,

     (1) increased by any interest income previously accrued by the US holder, determined without regard to any adjustments to interest accruals described above, and

     (2) decreased by the amount of any projected payments that have been previously made in respect of the notes to the US holder, without regard to the actual amount paid.

Gain recognized upon a sale, exchange, purchase by TXU Corp. at the holder's option, conversion, redemption or retirement of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss, which will be long-term if the note is held for more than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

     A US holder's tax basis in TXU Corp. common stock received upon a conversion of a note or upon the purchase of the notes by TXU Corp. if TXU Corp. chooses to pay the purchase price in common stock will equal the then current fair market value of such common stock. The US holder's holding period for the common stock received will commence on the day immediately following the date of conversion or purchase.

  CONSTRUCTIVE DIVIDENDS

     The Conversion Rate is subject to adjustment under certain circumstances, as described under DESCRIPTION OF NOTES--"Conversion Rights--Conversion Rate Adjustments." Section 305 of the Code and the Treasury Regulations issued thereunder may treat holders as having received a constructive distribution, resulting in dividend treatment (as described below) to the extent of the current or accumulated earnings and profits of TXU Corp., if, and to the extent that, certain adjustments in the Conversion Rate increase the proportionate interest of a holder in the fully diluted common stock (particularly an adjustment to reflect a taxable dividend to holders of common stock), whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in TXU Corp.'s assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as a dividend, as described below, to the extent of TXU Corp.'s current or accumulated earnings and profits.

  DIVIDENDS ON COMMON STOCK

     If, after a US holder converts a note into TXU Corp. common stock, TXU Corp. makes distributions on its common stock, the distributions will constitute dividends taxable to the holder as ordinary income for US federal income tax purposes to the extent of TXU Corp.'s current or accumulated earnings and profits as determined under US federal income tax principles. To the extent that the US holder receives distributions on shares that would otherwise constitute dividends for US federal income tax purposes but that exceed TXU Corp.'s current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder's tax basis in the shares. Any such distributions in excess of the US holder's tax basis in the shares will generally be treated as capital gain. Subject to applicable limitations, distributions on shares constituting dividends paid to holders that are US corporations will qualify for the dividends received deduction.

  SALE OF COMMON STOCK

     A US holder generally will recognize capital gain or loss on a sale or exchange of shares. The US holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's tax basis in the shares, which will generally be the fair market value of the shares at the time of the conversion. The proceeds received by a US holder will include the amount of any cash and the fair market value of any other property received for the shares. The gain or loss recognized by a US holder on a sale or exchange of shares will be long-term capital gain or loss if the holder's holding period for the shares is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.


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


TREATMENT OF NON-US HOLDERS

  OWNERSHIP AND DISPOSITION OF THE NOTES

     All payments on the notes made to a non-US holder, including interest payments, a payment in shares pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from US income and withholding tax provided that:

     o the non-US holder does not own, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of TXU Corp. stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to TXU Corp. through stock ownership;

     o the statement requirement described below has been fulfilled with respect to the beneficial owner, as discussed below;

     o such payments and gain are not effectively connected with the conduct by such non-US holder of a trade or business in the US; and

     o TXU Corp.'s common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code, and TXU Corp. is not a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code.

TXU Corp. believes that it is not and does not anticipate becoming a "United States real property holding corporation." However, if a non-US holder were deemed to have received a constructive dividend (see --"Constructive Dividends" above), the non-US holder will generally be subject to US federal withholding tax at a 30% rate, subject to a reduction by an applicable treaty, on the taxable amount of such dividend (see --"Ownership and Disposition of Common Stock" below).

     The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a US person and provides its name and address or otherwise satisfies applicable documentation requirements. If a non-US holder of the notes is engaged in a trade or business in the US, and if interest on the notes is effectively connected with the conduct of such trade or business, the non-US holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular US federal income tax on interest and on any gain realized on the sale, exchange, purchase by TXU Corp. at the holder's option, conversion, redemption or retirement of the notes in the same manner as if it were a US holder. In lieu of the certificate described above, such a non-US holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a non-US holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  OWNERSHIP AND DISPOSITION OF COMMON STOCK

     If, after a non-US holder converts a note into shares, TXU Corp. makes distributions on its common stock, the distributions will constitute a dividend for US federal income tax purposes to the extent of TXU Corp.'s current or accumulated earnings and profits as determined under US federal income tax principles. Except as described below, dividends paid on shares held by a non-US holder will be subject to US federal withholding tax at a rate of 30% or lower treaty rate, if applicable. A non-US holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN upon which the non-US holder certifies, under penalties of perjury, its status as a non-US person and its entitlement to the lower treaty rate with respect to such payments.

     If dividends paid to a non-US holder are effectively connected with the conduct of a US trade or business by the non-US holder and, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the US, TXU Corp. and other payors generally are not required to withhold tax from the dividends, provided that the non-US holder furnishes to TXU Corp. a valid IRS Form W-8ECI certifying, under penalties of perjury, that the holder is a non-US person, and the dividends are effectively connected with the holder's conduct of a US trade or business and are includible in the holder's gross income. Effectively connected dividends will be subject to US federal income tax on net income that applies to US persons generally and, with respect to a non-US holder that is a foreign corporation, under certain circumstances, the 30% branch profits tax.

     A non-US holder generally will not be subject to US federal income or withholding tax on gain realized on the sale or other taxable disposition of shares received upon conversion of a note unless:

     o the holder is an individual who was present in the US for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

     o the gain is effectively connected with the conduct of a US trade or business by the non-US holder and, if required by a tax treaty, the gain is attributable to a permanent establishment maintained in the US.


BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     If a US holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable US backup withholding certification requirements, the US holder may be subject to US federal backup withholding tax at the applicable statutory rate with respect to:

     o payments of principal, premium, if any, and interest, including original issue discount and a payment in shares pursuant to a conversion of the notes, on the notes;

     o    payments of dividends on shares; and

     o    the proceeds of dispositions of the securities.

A non-US holder may be subject to US backup withholding tax on payments on the securities and the proceeds from a sale or other disposition of the securities unless the non-US holder complies with certification procedures to establish that it is not a US person. Any amounts so withheld will be allowed as a credit against a holder's US federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS. Payments on the securities, as well as the proceeds from a sale or other disposition, may be subject to information reporting. Holders of the securities should consult their tax advisors concerning the application of the backup withholding and information reporting rules in their particular circumstances.

                              PLAN OF DISTRIBUTION

     TXU Corp. is registering the securities covered by this prospectus to permit the selling securityholders to conduct public secondary trading of these securities from time to time after the date of this prospectus. The securities may be offered and sold under this prospectus only pursuant to the terms of the registration rights agreement, described in the section of this prospectus titled REGISTRATION RIGHTS. TXU Corp. will not receive any of the proceeds of the sale by the selling securityholders of the securities offered by this prospectus.

     The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time:

     o    directly; or

     o through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the securities for whom they may act as agent.

     The securities may be sold in one or more transactions:

     o    at fixed prices;

     o    at prevailing market prices at the time of sale;

     o    at prices related to the prevailing market prices;

     o    at varying prices determined at the time of sale; and/or

     o    at negotiated prices.

     These prices will be determined by the securityholders or by agreement between the securityholders and underwriters or dealers, who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the securities offered by them under this prospectus will be the purchase price of the securities less discounts and commissions, if any. The sales described in the preceding paragraph may be effected in transactions:

     o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in transactions otherwise than on these exchanges or services or in the over-the-counter market;

     o through the writing of options, including the issuance by the selling securityholder of derivative securities, whether the options or such other derivative securities are listed on an options or other exchange or otherwise;

     o    through the settlement of short sales; or

     o    any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the securities, the selling securityholders may:

     o enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume;

     o    sell short and deliver the securities to close out short positions;

     o loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell such securities;

     o enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the securities, which the broker-dealer or other financial institution may resell pursuant to this prospectus; or

     o enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

     In no event will such methods of distribution take the form of an underwritten offering of the securities without prior consent of TXU Corp.

     The aggregate proceeds to the selling securityholders from the sale of the securities offered by them will be the purchase price of the securities less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents.

     To the knowledge of TXU Corp., there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the securities by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the securities offered by them pursuant to this prospectus. In addition, TXU Corp. cannot assure you that a selling securityholder will not transfer, devise or gift the securities by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of, or Regulation S under, the Securities Act may be sold under the applicable rule or regulation rather than pursuant to this prospectus.

     The notes were issued and sold in July 2003 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act. Pursuant to the registration rights agreement, TXU Corp. has agreed to indemnify the initial purchasers of the notes and each selling securityholder, and each selling securityholder has agreed to indemnify TXU Corp., against specified liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

     The selling securityholders and any other person participating in any distribution under this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

     To the extent required under the registration rights agreement and applicable law, the specific amount of notes or number of shares to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commission or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part.

     Under the registration rights agreement, TXU Corp. agreed to use its reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest to occur of the following:

     o the date on which all securities covered by the registration statement have been sold pursuant to an effective registration statement;

     o the date on which all of the securities have been sold pursuant to Rule 144 under the Securities Act;

     o    such time as there are no longer any of the securities outstanding;
          and

     o    July 25, 2005.

     TXU Corp. is permitted, under the registration rights agreement, to prohibit offers and sales of securities pursuant to this prospectus under specified circumstances and subject to specified conditions for a period not to exceed 45 consecutive days or an aggregate of 90 days in any consecutive 12-month period. During the time periods when use of this prospectus is suspended, each selling security holder has agreed not to sell any of the securities. TXU Corp. also agreed to pay additional amounts to selling securityholders if the prospectus is unavailable for periods in excess of those permitted, as provided in the registration rights agreement.

     TXU Corp. has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                     EXPERTS

     The consolidated financial statements of TXU Corp. included in its Annual Report on Form 10-K for the year ended December 31, 2002, and as amended by its Amendment to the Annual Report on Form 10-K/A filed on March 28, 2003, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in TXU Corp.'s Current Report on Form 8-K, filed with the SEC on September 22, 2003, which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards Nos. 142 and 145, as described in Note 2 of the Notes to the Financial Statements, and the discontinuance of Europe Operations, as described in Note 3 of the Notes to Financial Statements. The consolidated financial statements of TXU Corp. have been incorporated by reference in this prospectus in reliance upon the report of such independent auditors given upon their authority as experts in accounting and auditing.

     With respect to any unaudited condensed consolidated interim financial information of TXU Corp. included in TXU Corp.'s Quarterly Reports on Form 10-Q which will be incorporated in this prospectus by reference, Deloitte & Touche LLP will apply limited procedures in accordance with professional standards for a review of such information. As stated in any of their reports included in TXU Corp.'s Quarterly Reports on Form 10-Q which will be incorporated by reference in this prospectus, Deloitte & Touche LLP will not audit and will not express an opinion on that interim financial information. Accordingly, the degree of reliance on the reports on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on the unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the registration statement filed under the Securities Act with respect to the TXU Corp. common stock offered hereby prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.


                                    LEGALITY

     Thelen Reid & Priest LLP, New York, New York, and Hunton & Williams LLP, Dallas, Texas, will pass upon the validity of the common stock offered hereby for TXU Corp. However, all matters of Texas law will be passed upon only by Hunton & Williams LLP, Dallas, Texas. At September 30, 2003, the fair market value of securities of TXU Corp. owned by attorneys at each of the firms of Hunton & Williams LLP and Thelen Reid & Priest LLP participating in the representation of TXU Corp. in connection with the preparation of this prospectus was approximately $246,647 and $99,624, respectively. Robert A. Wooldridge, a partner at Hunton & Williams LLP, is a member of the governing boards of certain subsidiaries of TXU Corp. Robert J. Reger, Jr., a partner at Thelen Reid & Priest LLP, is an officer and a member of the governing boards of certain subsidiaries of TXU Corp.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered are:

Securities and Exchange Commission registration fee................     $ 42,513
Legal fees and expenses............................................       75,000
Accountants' fees..................................................       10,000
Printing, including registration statement,
  prospectuses, exhibits, etc......................................       50,000
Trustees fees and expenses.........................................       20,000
Miscellaneous......................................................       10,000
                                                                        --------
Total..............................................................     $207,513
                                                                        ========

All of the above except the Securities and Exchange Commission registration fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of the Amended and Restated Articles of Incorporation of TXU Corp. provides as follows:

          The Corporation shall reimburse or indemnify any former, present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) for or against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

          No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by an order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

          The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this Article IX, the Corporation may indemnify and may insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time.

          Article 2.02-1 of the Texas Business Corporation Act permits TXU Corp., in certain circumstances, to indemnify any present or former director, officer, employee or agent of TXU Corp. against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of TXU Corp.

     Article X of the Amended and Restated Articles of Incorporation of TXU Corp. provides as follows:

          A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:

          (a) a breach of the director's duty of loyalty to the Corporation or its shareholders;

          (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

          (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

          (d) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

          If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

     Section 22 of the Restated Bylaws of TXU Corp. provides as follows:

          Section 22. Insurance, Indemnification and Other Arrangements. Without further specific approval of the shareholders of the Corporation, the Corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation.

     No repeal or modification of such laws or this Section 22 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification.

     TXU Corp. has entered into agreements with its directors which provide, among other things, for their indemnification by TXU Corp. to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

     TXU Corp. has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Directors and officers of TXU Corp. also have insurance which insures them against certain other liabilities and expenses.

ITEM 16. EXHIBITS.

     The list of exhibits under the heading INDEX TO EXHIBITS beginning on page II-7 of this registration statement is incorporated into this Item 16 by reference.

ITEM 17. UNDERTAKINGS.

a.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of its Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

b. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     Each director and/or officer of TXU Corp. whose signature appears below hereby appoints the Agents for Service named in this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this registration statement; and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and on its behalf.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 31, 2003.

                                                        TXU CORP.


                                     By              /s/ Erle Nye
                                        --------------------------------------
                                           (Erle Nye, Chairman of the Board
                                                 and Chief Executive)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE                                    TITLE                       DATE
            ---------                                    -----                       ----

      /s/ Erle Nye                            Principal Executive Officer      October 31, 2003
----------------------------------------             and Director
   (Erle Nye, Chairman of the Board
         and Chief Executive)


      /s/ H. Dan Farell                       Principal Financial Officer      October 31, 2003
----------------------------------------
(H. Dan Farell, Executive Vice President
      and Chief Financial Officer)


      /s/ David H. Anderson                   Principal Accounting Officer     October 31, 2003
----------------------------------------
    (David H. Anderson, Controller)


      /s/ Derek C. Bonham                               Director               October 31, 2003
----------------------------------------
           (Derek C. Bonham)


      /s/ J.S. Farrington                               Director               October 31, 2003
----------------------------------------
           (J.S. Farrington)


      /s/ William M. Griffin                            Director               October 31, 2003
----------------------------------------
         (William M. Griffin)


      /s/ Kerney Laday                                  Director               October 31, 2003
----------------------------------------
            (Kerney Laday)


                                       II-5


            SIGNATURE                                    TITLE                       DATE
            ---------                                    -----                       ----

      /s/ Jack E. Little                                Director               October 31, 2003
----------------------------------------
           (Jack E. Little)


      /s/ Margaret N. Maxey                             Director               October 31, 2003
----------------------------------------
         (Margaret N. Maxey)


      /s/ J.E. Oesterreicher                            Director               October 31, 2003
----------------------------------------
         (J.E. Oesterreicher)


      /s/ Michael W. Ranger                             Director               October 31, 2003
----------------------------------------
         (Michael W. Ranger)


      /s/ Herbert H. Richardson                         Director               October 31, 2003
----------------------------------------
       (Herbert H. Richardson)

                                INDEX TO EXHIBITS

          PREVIOUSLY FILED*
          -----------------
              WITH FILE        AS
EXHIBITS       NUMBER        EXHIBIT
--------       ------        -------
  2(a)        1-12833           2     --  Master Separation Agreement by and among Oncor, TXU
              Form 8-K                    Generation Holdings Company LLC, TXU Merger Energy
          (filed January 16,              Trading Company LP, TXU SESCO Company, TXU
                2002)                     SESCO Energy Services Company, TXU Energy Retail
                                          Company LP and TXU US Holdings, dated as of
                                          December 14, 2001.\

  4(a)       333-37652         4(a)   --  Amended and Restated Articles of Incorporation.

  4(b)       333-37652         4(b)   --  Restated bylaws, as amended.

  4(c)        1-12833           1     --  Rights Agreement, dated as of February 19, 1999, between
          Form 8-A (filed                 the Company and The Bank of New York, which includes as
         February 26, 1999)               Exhibit A thereto the form of Statement of Resolution
                                          Establishing the Series A Preference Stock, Exhibit B
                                          thereto the form of a Right Certificate and Exhibit C
                                          thereto the Summary of Rights to Purchase Series A
                                          Preference Stock.

  4(d)        1-12833          3(b)   --  Statement of Resolution establishing Flexible Money Market
             Form 10-Q                    Cumulative Preference Stock, Series B of TXU Corp.
          (Quarter ended
          June 30, 2000)

  4(e)       333-49434         4(d)   --  Statement of Resolution establishing Mandatorily
            333-49434-01                  Convertible Single Reset Preference Stock, Series C of
            333-49434-02                  TXU Corp.

  4(f)                                --  Registration Rights Agreement, dated as of July 9, 2003, among TXU Corp. and Credit Suisse First Boston LLC, as
                                          representatives of the several other initial purchasers
                                          named therein.

  4(g)                                --  Indenture (For Unsecured Debt Securities Series N), dated as of July 1, 2003, between TXU Corp. and The Bank of
                                          New York, as trustee.

  4(h)                                --  Officer's Certificate, dated July 15, 2003

  4(i)                                --  Form of Floating Rate Convertible Senior Notes due 2033
                                          (incorporated as Exhibit A to Officer's Certificate, dated
                                          July 15, 2003, contained in Exhibit 4(h))

  5(a)                                --  Opinion of Hunton & Williams LLP, counsel for TXU Corp.

  5(b)                                --  Opinion of Thelen Reid & Priest LLP, counsel for TXU Corp.

   8                                  --  Opinion of Thelen Reid & Priest LLP with respect to
                                          material United States federal tax matters contained in
                                          Exhibit 5(b)

   12                                 --  Statement of Computation of Ratio of Earnings to Fixed
                                          Charges


                                       II-7


   15                                 --  Letter of Deloitte & Touche LLP regarding the use of
                                          unaudited interim financial information

  23(a)                               --  Consent of Deloitte & Touche LLP, Independent Auditors'
                                          for TXU Corp.

  23(b)                               --  Consents of Hunton & Williams LLP and Thelen Reid &
                                          Priest LLP are contained in exhibits 5(a) and 5(b)
                                          respectively.

   24                                 --  Power of Attorney (see page II-5 herein)

   25                                 --  Statement of Eligibility of trustee on Form T-1

_______________
* Incorporated herein by reference


                                      II-8